FACILITY AGREEMENT

dated as of July 22, 2021

by and among

INTERSECT ENT, INC.,
as the Borrower,

the other Loan Parties party hereto from time to time,

the Lenders

and

DEERFIELD PARTNERS, L.P.,
as agent for itself and the Secured Parties

i

ii

Section 7.5 Conduct of Business	58
Section 7.6 Amendments to Organizational Documents and Fiagon Documents	58
Section 7.7 Accounting and Organizational Changes	59
Section 7.8 Payments of Qualifying Subordinated Debt	59
Section 7.9 Burdensome Agreements and Negative Pledges	59
Section 7.10 OFAC; Patriot Act; Anti-Corruption Laws	60
Section 7.11 Investment Company Act	60
Section 7.12 Restricted Payments	60
Section 7.13 Financial Covenants	61
Section 7.14 Dispositions	61
Section 7.15 Investments	63
Section 7.16 Hazardous Materials	64
ARTICLE 8 EVENTS OF DEFAULT	64
Section 8.1 Events of Default	64
Section 8.2 Remedies	66
ARTICLE 9 MISCELLANEOUS	67
Section 9.1 Notices	64
Section 9.2 Cost and Expense Reimbursement	68
Section 9.3 Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL	69
Section 9.4 Successors and Assigns	70
Section 9.5 Entire Agreement; Amendments	70
Section 9.6 Severability	72
Section 9.7 Counterparts	72
Section 9.8 Survival of Representations and Warranties	72
Section 9.9 No Waiver	72
Section 9.10 Indemnity	72
Section 9.11 No Usury	73
Section 9.12 Specific Performance	74
Section 9.13 Agent	71
Section 9.14 USA Patriot Act	79
Section 9.15 Placement Agent	79
Section 9.16 Independent Nature of Secured Parties	79
Section 9.17 No Fiduciary Relationship	80
Section 9.18 No Third Parties Benefited	80
Section 9.19 Binding Effect	80
Section 9.20 Marshaling; Payments Set Aside	80
Section 9.21 Right of Setoff	80
Section 9.22 Sharing of Payments, Etc	81
iii

Annexes

Annex A    Disbursement Amounts/Commitments

Schedules
Schedule 1.1-A    Non-Core Fiagon Assets
Schedule 1.1-B    Agreed Security Principles
Schedule 2.3    Closing Date Lenders, Wire Instructions and Notice Information
Schedule 3.8    Ownership of Real Estate and Personal Property
Schedule 3.9    Intellectual Property
Schedule 3.15    ERISA
Schedule 3.16         Borrower’s Subsidiaries
Schedule 3.18        Material Agreements
Schedule 3.19        Use of Proceeds; Margin Stock
Schedule 3.20        Environmental Matters
Schedule 3.22        Labor Relations
Schedule 3.28        Jurisdictions of Organization; Chief Executive Office
Schedule 3.29        Deposit and Other Accounts
Schedule 6.19        Post-Closing Obligations
Schedule 7.2(a)        Existing Liens
Schedule 7.3(a)        Existing Indebtedness
Schedule 7.15(f)    Existing Investments

Exhibits

Exhibit A        Form of Note
Exhibit B        Closing Checklist
Exhibit C-1        Form of Perfection Certificate (Closing Date)
Exhibit C-2        Form of Perfection Certificate (Post-Closing Date)
Exhibit D        Form of Assignment and Assumption
Exhibit E        Form of Solvency Certificate
Exhibit F-1        Form of Portfolio Interest Certificate (Non-Partnerships)
Exhibit F-2        Form of Portfolio Interest Certificate (Partnerships)
Exhibit G        Form of Disbursement Request
Exhibit H        Form of Compliance Certificate

FACILITY AGREEMENT
This FACILITY AGREEMENT (this “Agreement”), dated as of July 22, 2021, is entered into by and among INTERSECT ENT, INC., a Delaware corporation (the “Borrower”), the other Loan Parties (as defined below) party hereto from time to time, the lenders set forth on the signature page of this Agreement (together with their successors and permitted assigns, the “Lenders”), DEERFIELD PARTNERS, L.P., as agent for itself and the other Secured Parties (in such capacity, together with its successors and assigns in such capacity, “Agent,” and, together with the Lenders, the Borrower and the other Loan Parties party hereto, the “Parties”).
W I T N E S S E T H:
WHEREAS, the Borrower desires that the Lenders, on a several but not joint basis, extend certain term loans to the Borrower to (i) pay the Fiagon Obligations (as defined below), (ii) pay a portion of the costs and expenses related to the foregoing and entering into this Agreement and obtaining the Loans contemplated hereby and (iii) provide funds for the Borrower’s working capital and general corporate purposes, and, in each case subject to the terms and conditions set forth in this Agreement;
WHEREAS, it is a condition to the Lenders’ willingness to provide such Loans that Borrower secure all of the Obligations by granting to Agent, for the benefit of the Secured Parties, a first-priority, perfected Lien upon substantially all of its personal and real property; and
WHEREAS, each of the Loan Parties is willing to Guarantee all of the Obligations and grant to Agent, for the benefit of the Secured Parties, a first-priority, perfected Lien upon substantially all of its respective personal and real property, including all of the issued and outstanding Stock of its direct Subsidiaries that is owned by a Loan Party;
NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties hereby agree as follows:
ARTICLE 1.
DEFINITIONS
Section 1.1.General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:
“Acquired Non-Core Assets” means (a) the assets described on Schedule 1.1-A and (b) any assets acquired pursuant to a Permitted Acquisition that (i) are not used in the core business of the Borrower and its Subsidiaries as carried out on the Closing Date, (ii) have a fair market value not exceeding 10% of the fair market value of the assets acquired in such Permitted Acquisition (calculated as of the date of consummation of such Permitted Acquisition) and (iii) the revenue associated with which does not exceed 10% of the aggregate revenue acquired in such Permitted Acquisition (calculated for the 12 calendar-month period most recently ended prior to the date of consummation of such Permitted Acquisition).
“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, business line, unit of operation or division of a Person, (b) the acquisition of in excess of fifty percent (50%) of the equity interests of any Person or otherwise causing any Person to become a Subsidiary of a Loan Party, (c) a merger or consolidation or any other combination with another Person or (d) the acquisition (including through licensing) of any product, product line or Intellectual Property of or from any other Person.
“Additional Amounts” has the meaning set forth in Section 2.4(a).
“Additional Form 8-K” has the meaning set forth in Section 6.12(b).
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (a) controls, or is controlled by, or is under common control with, such Person; or (b) is a general partner, manager or managing member of such Person. Without limiting the foregoing, a Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, the power to vote ten percent (10%) or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managers or the power to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise. Unless expressly stated otherwise herein, no Secured Party shall, for the purposes of this Agreement or any of the other Facility Documents, be deemed an Affiliate of the Borrower, any other Loan Party or any of their respective Subsidiaries. With respect to a Lender, any investment fund or managed account that is managed on a discretionary basis by the same investment manager as such Lender shall, for purposes hereof, be deemed to be an Affiliate of such Lender.
“Agent” has the meaning set forth in the preamble to this Agreement.
“Agreed Disclosure Process” has the meaning set forth in Section 6.12(d).
“Agreed Security Principles” means the Agreed Security Principles set forth on Schedule 1.1-B. For the avoidance of doubt, the Agreed Security Principles shall only apply to Foreign Subsidiaries and Foreign Assets.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Announcing Form 8-K” has the meaning set forth in Section 6.12(a).
“Anti-Corruption Laws” has the meaning set forth in Section 3.24(c).
“Anti-Money Laundering Laws” has the meaning set forth in Section 3.24(b).
“Applicable Laws” means, with respect to any Person, the common law and any federal, provincial, state, territorial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, guidelines, ordinances, orders, judgments, writs, injunctions, decrees or settlement agreements (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, including all Health Care Laws, in each case whether or not having the force of law and, in each case, that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee, substantially in the form of Exhibit D or any other form reasonably approved by the Agent.

“Authorizations” means, with respect to any Person, any permits, approvals, authorizations, licenses, registrations, certificates, clearances, concessions, grants, franchises, variances or permissions from, and any other contractual obligations with, any Governmental Authority, in each case whether or not having the force of law, and, in each case, and applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject (including all Health Care Permits), and any supplements or amendments with respect to the foregoing.
“Authorized Officer” means the chief executive officer, the president or the chief financial officer of the Borrower or any other officer having substantially the same authority and responsibility.
“Bankruptcy Code” means Title 11 of the United States Code, as in effect from time to time.
“Borrower” has the meaning set forth in the preamble to this Agreement.
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Applicable Laws of, or are in fact closed in, New York, New York.
“Capital Lease” means, with respect to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person (subject to Section 1.5).
“Capital Lease Obligations” means, at the time any determination thereof is to be made, the amount of the liability of a Person in respect of a Capitalized Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP (subject to Section 1.5).
“Cash Consideration” means, with respect to any Acquisition, consideration in the form of cash or Cash Equivalents, contingent or otherwise, including costs and expenses, Permitted Earn-Outs and Permitted Acquisition Debt; provided, however, that “Cash Consideration” shall not include (a) consideration in the form of Stock or (b) consideration in the form of cash that constitutes the proceeds of an issuance of Stock (other than Disqualified Stock) of the Borrower (i) received substantially concurrently with the consummation of such Acquisition or (ii) that were, at the time of receipt thereof proceeds, expressly identified in writing to Agent as being earmarked for use to consummate such Acquisition.
“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any United States dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by any commercial bank that (A) is organized under the laws of the United States, any state thereof or the District of Columbia, (B) is “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) and/or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clause (a), (b), (c) and (d) above shall not exceed one year. In the case of Investments by the Borrower or any Subsidiary made in a country outside the United States, “Cash Equivalents” shall also include (i) investments of the type and maturity described in clauses (a) through (e) above of obligors, which Investments or obligors, if required under such clauses, have the ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by the Borrower or its Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments described in clauses (a) through (e) and in this paragraph.
“CFC” means a “controlled foreign corporation” as defined in Section 957 of the Code.
“CHAMPVA” means, collectively, the Civilian Health and Medical Program of the Department of Veterans Affairs, a program of medical benefits covering retirees and dependents of former members of the armed services administered by the United States Department of Veterans Affairs, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program.
“Change of Control” means (a) a consolidation, merger, exchange of shares, tender or exchange offer, recapitalization, reorganization, business combination, purchase or sale of shares or other similar event, following which the holders of Common Stock, or of the voting power of voting stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, business combination, sale of shares or other event either (i) no longer hold a majority of the outstanding shares of Common Stock or of the shares or voting power of voting stock of the Company, or (ii) no longer have the ability to elect a majority of the Board of Directors of the Company; (b) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s Capital Stock representing beneficial ownership of more than 50% of the outstanding shares of Common Stock or the shares or voting power of the Company’s voting stock; or (c) the occurrence of a “change of control,” however so defined in any document, agreement or instrument governing or evidencing any Indebtedness with a principal amount in excess of $5,000,000 or, in each case, any term of similar effect.
“Change of Control/Acceleration Amount” has the meaning set forth in Section 2.2(b).
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.
“Collateral” has the meaning given to it in the Security Agreement and each other applicable Collateral Document.
“Collateral Documents” means the Security Agreement, each Control Agreement, each Perfection Certificate, any subordination or intercreditor agreement entered into by any Secured Party with respect to any Indebtedness or other obligations permitted under the Facility Documents, any mortgage delivered in connection with this Agreement, any landlord agreement, any warehouse agreement, any bailee waiver, any collateral access agreement and any other instruments or documents or delivered by any Loan Party, any of their respective Subsidiaries or any other Person pledging or granting a lien on Collateral or

Guaranteeing the payment and performance of the Obligations pursuant to this Agreement or any of the other Facility Documents in order to grant to Agent, on behalf of the Secured Parties, a Lien on any real, personal or mixed property of that Loan Party as security for the Obligations, as any of the foregoing may be amended, restated and/or modified from time to time.
“Commitment” means each of a Second Disbursement Commitment and a Third Disbursement Commitment, and “Commitments” means all of the foregoing.
“Common Stock” means the common stock, $0.001 par value per share of the Borrower.
“Compliance Certificate” means a certificate, duly authorized by an Authorized Officer of the Borrower, substantially in the form of Exhibit H hereto.
“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Required Lenders, among Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and the Loan Party maintaining such account or owning such entitlement or contract, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to Agent (for the benefit of the Secured Parties).
“Convertible Securities” means any securities (other than Options) directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.
“Copyrights” means, collectively, all of the following: (a) all copyrights, rights and interests in copyrights, works protectable by copyright, unregistered copyright rights, copyright registrations and copyright applications, including those registrations and applications listed in the schedules to any copyright security agreement entered into pursuant to the Security Agreement; (b) all renewals of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including damages or payments for past, present or future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
“Covered Person” has the meaning set forth in Section 3.25(e).
“Cross-Default Reference Obligation” has the meaning set forth in clause (h) of the definition of “Qualifying Subordinated Convertible Debt.”
“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” means any event that, with the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.
“Deerfield Convertible Debt” means the convertible senior Indebtedness of the Borrower under the Deerfield Convertible Debt Agreement.

“Deerfield Convertible Debt Agreement” means the Facility Agreement, dated as of May 11, 2020, by and among the Borrower, the other Loan Parties (as defined therein), the Lenders (as defined therein) and the Agent (as defined therein), as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms thereof.
“Disbursement” means each of the Initial Disbursement, the Second Disbursement and the Third Disbursement, individually, and “Disbursements” means all of the foregoing, collectively.
“Disbursement Date” means each of the Closing Date, the Second Disbursement Date and the Third Disbursement Date.
“Disbursement Request” means a written notice substantially in the form of Exhibit H hereto.
“Disqualification Event” has the meaning set forth in Section 3.25(e).
“Disqualified Lender” means (a) each Person that is a direct competitor of the Borrower or any of its Subsidiaries, in each case, that is separately identified in writing by the Borrower from time to time to the Agent or the Lenders and (b) any controlling Affiliate (other than with respect to such Affiliate at which sufficient customary barriers are in place at such entities to prevent the sharing confidential information with respect to the Borrower with the controlled direct competitor of the Borrower) or controlled Affiliate of any such Person that is either (i) identified in writing to the Agent and the Lenders by the Borrower from time to time or (ii) clearly identifiable on the basis of such Affiliate’s name; provided that, in the case of clauses (a) and (b) above, (1) no identification of a Person as a competitor or a controlling or controlled Affiliate of a competitor shall be effective to retroactively disqualify any Person that is, at the time of such identification, already a Lender, and (2) no Person that operates as a brokerage, insurance business, pension fund (or other benefit fund), hedge fund, private equity fund, other investment fund, or investment banking, investment management, investment advisory, lobbying or publishing business, (3) no non-profit research or non-profit enterprise and (4) no investment fund managed by Deerfield Management Company, L.P. or any Affiliate or related fund of any of the Lenders as of the Closing Date or as of the date of the Deerfield Convertible Debt Agreement shall constitute a Disqualified Lender, whether or not such Person owns an interest in a competitor or a controlled Affiliate of a competitor. Notwithstanding anything to the contrary contained in this Agreement, (A) the Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders and (B) the Borrower (on behalf of itself and the other Loan Parties) and the Lenders acknowledge and agree that no Secured Party shall have any responsibility or obligation to determine whether any Lender or potential Lender is a Competitor (it being understood and agreed, however, that each potential Lender shall be required to represent and warrant in the related Assignment and Assumption Agreement that such potential Lender is not a Disqualified Lender) and that the Agent shall have no liability with respect to any assignment or participation made to a Disqualified Lender.
“Disqualified Stock” means any Stock that, by its terms (or by the terms of any security or other Stock into that it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year and one day following the Maturity Date (excluding any provisions requiring redemption upon a “change of control,” “fundamental change” or similar event that constitutes a Change of Control), (b) is convertible into or exchangeable for (i) debt securities or (ii) any Stock referred to in clause (a) above, in each case, at any time on or prior to the date that is one year and one day following the Maturity Date at the time such Stock is issued, or (c) is entitled to receive scheduled dividends or distributions in cash prior to the date that is one year and one day following the Maturity Date; provided that, if such Stock is issued pursuant to a plan for the benefit of employees of the Borrower or any Subsidiary or by any such plan to such employees, such Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability.
“Division/Series Transaction” means, with respect to the Loan Parties and their Subsidiaries, that any such Person (a) divides into two or more Persons (whether or not the original Loan Party or Subsidiary thereof survives such division) or (b) creates, or reorganizes into, one or more series, in each case as contemplated under the laws of any jurisdiction.
“Dollars” and the “$” sign mean the lawful currency of the United States of America.
“Employee Benefit Plan” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA, and any stock purchase, stock option, stockbased severance, employment, changeincontrol, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and any other employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and that is contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has or would reasonably be expected to have any present or future obligation or liability.
“Environmental Laws” means all Applicable Laws and Authorizations relating to (a) pollution or protection of the environment, (b) any Hazardous Materials activity, or (c) occupational safety and health, industrial hygiene (as they relate to exposure to Hazardous Materials), or the protection of human health or welfare from exposure to Hazardous Materials.
“ERISA” means the US Employee Retirement Income Security Act of 1974 (or any successor legislation thereto) and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means, collectively, any Loan Party, any Subsidiary of a Loan Party, and any Person under common control or treated as a single employer with, any Loan Party or any Subsidiary of a Loan Party, within the meaning of Section 414(b) or (c) of the Code, and solely with respect to Section 412 of the Code (and other provisions of the Code significantly related thereto (e.g., Sections 430 through 436 of the Code)), under Section 414(m) or (o) of the Code.
“ERISA Event” means any of the following: (a) a “reportable event” described in Section 4043(b) or (c) of ERISA (or, unless the thirty (30)-day notice requirement has been duly waived under the applicable regulations) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, has the meaning set forth in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination, or treatment of a plan amendment as termination, under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan, or treatment of a plan amendment as termination, under Section 4041 of ERISA; (f) the institution of Proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws to qualify thereunder; (j) a Title IV plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; or (l) any other event or condition that constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of any liability upon any ERISA Affiliate under Title IV of ERISA other than for contributions to Title IV Plans and Multiemployer Plans in the ordinary course and PBGC premiums due but not delinquent.
“Event of Default” has the meaning set forth in Section 8.1.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.
“Exchange Rate” means, with respect to any currency other than Dollars, the rate at which such currency may be exchanged into Dollars, as set forth at approximately 11:00 A.M., New York time, on such date on the Reuters World Currency Page for such currency; provided, however, that, if such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably acceptable to the Agent.
“Excluded Account” means (a) accounts used exclusively for payroll, (b) accounts used exclusively for payroll taxes and/or withheld income taxes, (c) accounts used exclusively for employee wage and benefit payments, (d) escrow accounts and trust accounts where the applicable Loan Party holds the funds exclusively for the benefit of one or more unaffiliated third parties, and (e) accounts pledged to secure performance (including to secure letters of credit and bank guarantees) to the extent constituting Permitted Liens.
“Excluded Assets” means:
(a)motor vehicles and other equipment subject to a certificate of title statute (except to the extent perfection of a security interest therein may be accomplished by filing of financing statements in appropriate form in a central filing office located in the jurisdiction in which the applicable Loan Party is organized, formed or incorporated);
(b)leasehold interests in real property (except leasehold interests of the kind described in Section (E)1(y) of the Agreed Security Principles);
(c)assets subject to a Lien securing Capital Lease Obligations, synthetic lease obligations or purchase money debt obligations, in each case in favor of a Person other than Borrower and its Subsidiaries and permitted hereunder, if the contract or other agreement in which such Lien is granted prohibits the creation of any other Lien on such assets or creates a right of termination in favor of such Person (other than to the extent that any such prohibition would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law); provided that such asset (i) will be an Excluded Asset only to the extent and for so long as the prohibition specified above applies or consequences specified above will result and (ii) will cease to be an Excluded Asset and will become subject to the Lien granted under the respective Collateral Document, immediately and automatically, at such time as such prohibition ceases to apply and any such consequences will no longer result;
(d)any fee-owned real property with an appraised value of less than $5,000,000;
(e)any lease, license, contract, property right or agreement to which any Loan Party is a party or any of its rights or interests thereunder if and only for so long as the grant of a Lien hereunder is prohibited by any law, rule or regulation or will constitute or result in a breach, termination or default, or requires any consent of any Person not obtained, under such lease, license, contract, property right or agreement, but with respect to leases, licenses, contracts and other agreements, such prohibition or such requirement to obtain consent was not incurred in anticipation of this clause (e) (other than to the extent that (x) any such applicable law, rule, regulation or term would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law or (y) the respective lease, license, contract, property right or agreement is with, or for the benefit of, Borrower or any of its Subsidiaries and not in any material respect for the benefit of any other party); provided that such lease, license, contract, property right or agreement will be an Excluded Asset only to the extent and for so long as the consequences specified above will result or the consent specified above has not been obtained and will cease to be an Excluded Asset and will become subject to the Lien granted under the respective Collateral Documents, immediately and automatically, at such time as such consequences will no longer result or any such consent has been obtained;
(f)any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby (other than to the extent that any such prohibition or restriction would be rendered ineffective pursuant to the UCC of any relevant jurisdiction or any other applicable law);
(g)any Excluded Equity Interests;
(h)any assets to the extent expressly excluded pursuant to the Agreed Security Principles;
(i)any Margin Stock;
(j)any applications for trademarks or service marks filed in the United States Patent and Trademark Office (“PTO”), or any successor office thereto pursuant to 15 U.S.C. §1051 Section 1(b) unless and until evidence of use of the mark in interstate commerce is submitted to the PTO pursuant to 15 U.S.C. §1051 Section 1(c) or Section 1(d);
(k)any Excluded Accounts; and
(l)any commercial tort claims (as defined in the UCC) below $500,000.
“Excluded Equity Interests” means (a) any portion of the issued and outstanding Stock of a Subsidiary not required to be subject to a perfected lien in favor of the Agent in accordance with the proviso to Section 6.10, (b) any other Foreign Stock (or any portion thereof) to the extent expressly excluded pursuant to the Agreed Security Principles, and (c) prior to the Fiagon Payoff Date, the Stock of Fiagon.

“Excluded Subsidiary” means (a) any Subsidiary that is prohibited by any applicable law or by any contractual obligation existing on the Closing Date (or, if later, the date of acquisition of such Subsidiary) from Guaranteeing the Obligations (provided that such contractual obligation was not entered into in order to satisfy the conditions of this definition) or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to Guarantee the Obligations unless such consent, approval, license or authorization has been received or can be obtained by the Subsidiary through the use of commercially reasonable efforts, (b) any Subsidiary that is a CFC, the dividends of which are not entitled to the dividends received deduction under Section 254A of the Code, any FSHCO or a direct or indirect subsidiary of any CFC or FSHCO, in each case only if the Borrower demonstrates to the satisfaction of the Lenders (exercised reasonably and in good faith) that the inclusion of such Subsidiary as an Excluded Subsidiary is necessary in order to prevent the Borrower’s inclusion of income in the current or immediately succeeding taxable year (if such succeeding year is within the term of the Loans) in an amount materially greater than the income inclusion that would result for such taxable year absent such Subsidiary’s inclusion as an Excluded Subsidiary; and (c) any Immaterial Subsidiary; provided that no Subsidiary shall constitute an Excluded Subsidiary if it (x) Guarantees any Indebtedness of a Loan Party or (y) owns or exclusively licenses any Intellectual Property that is material to the business of the Borrower and its Subsidiaries, taken as a whole. Notwithstanding the foregoing, until the earlier to occur of (A) the completion of the Fiagon Reorganization and (B) ninety (90) days after the Closing Date, Fiagon and its Subsidiaries will be deemed to be Excluded Subsidiaries.
“Excluded Taxes” means with respect to any Secured Party, (a) Taxes imposed on (or measured by) net income (however denominated), franchise Taxes and branch profits Taxes, in each case (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, any withholding Tax imposed on amounts payable to or for the account of such Lender with respect to its interest in a Loan under a law in effect at the time such Lender becomes a party to this Agreement or changes its lending office, except to the extent such Lender acquired its interest in the Loans from a transferor that was entitled, immediately before such transfer, to receive Additional Amounts with respect to such withholding Tax pursuant to Section 2.4(a) or was itself a Lender so entitled immediately before changing its lending office, (c) in the case of a Lender, any withholding Taxes attributable to such Lender’s failure to comply with Section 2.4(d), or (d) any withholding Tax imposed under FATCA.
“Exit Amount” has the meaning set forth in Section 2.2(d).
“Facility Documents” means this Agreement, any Guaranty, the Notes, the Collateral Documents, the Compliance Certificate, the Solvency Certificate, any other solvency certificate, any written notices from the Borrower with respect to the request of Loans under Section 2.1, and all other documents, agreements and instruments delivered in connection with any of the foregoing, in each case, as amended, restated, supplemented or otherwise modified from time to time.
“Facility Termination Date” has the meaning set forth in Section 2.2(a).
“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” has the meaning set forth in Section 3.24(c).
“Federal Reserve Board” means the Board of Governors of the Federal Reserve System or any entity succeeding to any of its principal functions.
“Fiagon” means Fiagon AG Medical Technologies, a stock corporation (Aktiengesellschaft) organized under the laws of the Federal Republic of Germany and registered with the commercial register of the Local Court of Neuruppin under HRB 10738, which is in the process of being converted into a limited liability company (Gesellschaft mit beschränkter Haftung) with the name Intersect ENT International GmbH.
“Fiagon Agreement” means the Sale and Purchase Agreement relating to the acquisition of all shares in Fiagon AG Medical Technologies, dated September 15, 2020, between the Sellers (as defined therein), Fiagon and the Borrower, together with all Annexes thereto, as the same may be amended, restated, supplemented or otherwise modified in accordance with the terms of this Agreement.
“Fiagon Obligations” means payment of the Second Instalment, the Third Instalment and the Fourth Instalment, each as defined in the Fiagon Agreement.
“Fiagon Payoff Date” means the first date on which all of the outstanding Fiagon Obligations are, or will after giving effect to the Second Disbursement and/or the Third Disbursement and the use of proceeds therefrom, be paid in full.
“Fiagon Reorganization” means the following transactions: (a) the conversion of Fiagon from a stock corporation (Aktiengesellschaft) into a limited liability company (Gesellschaft mit beschränkter Haftung) with the name “Intersect ENT International GmbH,” and (b) the merger of Intersect ENT GmbH, Duesseldorf into Fiagon GmbH, Hennigsdorf, and the latter changing its name to “Intersect ENT GmbH.”
“Foreign Assets” means (a) assets owned by the Foreign Loan Parties, (b) Foreign Intellectual Property, (c) Foreign Stock, and (d) assets located in jurisdictions outside the United States of America.
“Foreign Intellectual Property” means (x) intellectual property owned by the Foreign Loan Parties and not registered in the United States or (y) any non-U.S. intellectual property of any Loan Parties.
“Foreign Lender” has the meaning set forth in Section 2.4(d).
“Foreign Loan Parties” means each Foreign Subsidiary that is a Guarantor.
“Foreign Stock” means Stock issued by Foreign Loan Parties or other Persons that are not organized under the laws of a jurisdiction located in the United States of America.
“Foreign Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located outside of the United States of America.
“FSHCO” means a Subsidiary that owns (directly or indirectly) no material assets other than equity interests (or equity interests and debt interests) of one or more CFCs.
“Funded Indebtedness” means Indebtedness of the type described in clauses (a), (e), (f) and (h) of the definition of “Indebtedness.”

“GAAP” means generally accepted accounting principles in the United States consistently applied.
“Governmental Authority” means any federal, state, foreign or international government, regulatory or administrative agency, any state or other political subdivision thereof having jurisdiction over any Loan Party or any Subsidiary of any Loan Party, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing. For the avoidance of doubt, Governmental Authority shall include the SEC, the Principal Market, the Financial Industry Regulatory Authority and any agency, branch or other governmental body, entity or panel charged with the responsibility and/or vested with the authority to administer and/or enforce any Health Care Laws, including any Medicare or Medicaid administrators, contractors, intermediaries or carriers.
“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise), or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.
“Guarantor” means each Subsidiary of the Borrower (other than any Excluded Subsidiary) and each other Person who provides a guaranty of any of the Obligations under this Agreement pursuant to a Guaranty or any other Facility Document, including pursuant to a joinder agreement thereto.
“Guaranty” means a Guaranty made by a Guarantors in favor of the Agent, for the ratable benefit of the Secured Parties pursuant to the Security Agreement or otherwise in form and substance reasonably acceptable to the Agent.
“Hazardous Material” means (a) any radioactive materials, asbestos-containing materials, urea formaldehyde foam insulation, polychlorinated biphenyls, radon gas, petroleum and petroleum by-products and derivatives and (b) any other chemical, material or substance, waste, pollutant or contaminant that is prohibited, limited or subject to regulation, investigation, control or remediation by or pursuant to any Environmental Law, in each case because of its dangerous or deleterious properties or characteristics.
“Health Care Laws” means all Applicable Laws relating to the provision and/or administration of, and/or payment for, health care services, items and supplies including, without limitation, including without limitation Applicable Laws related to: (a) fraud and abuse, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Eliminating Kickbacks in Recovery Act of 2018 (18 U.S.C. § 220), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the criminal False Claims Act 18 U.S.C. § 287, the False Statements Relating to Health Care Matters Act (18 U.S.C. § 1035), the Health Care Fraud Act (18 U.S.C. § 1347), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the Anti-Kickback Act of 1986 (41 U.S.C. §§ 51-58), the

Laws regarding Exclusion and Civil Monetary Penalties (42 U.S.C. §§ 1320a-7, 1320a-7a and 1320a-7b), the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 (Pub. L. No. 108-173), and any state, commonwealth or local laws similar to any of the foregoing; (b) the Patient Protection and Affordable Care Act (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152); (c) Medicare, Medicaid, CHAMPVA, TRICARE, the State Children’s Health Insurance Program (Title XXI of the Social Security Act), and any other Third Party Payor Programs; (d) the licensure, permitting, registration or regulation of healthcare providers, suppliers, professionals, facilities or payors; (e) patient health care; (f) quality, safety certification and accreditation standards and requirements; (g) billing, coding or the submission or payment of claims or collection of accounts receivable or refund of overpayments; (h) HIPAA; (i) the practice of medicine and other health care professions or the organization of medical or professional entities; (j) state kickback, fee-splitting, false claims, or self-referral prohibitions; (k) the Federal Controlled Substances Act (21 U.S.C. 801 § et. seq., and all rules and regulations of the United States Drug Enforcement Administration), the federal Food Drug and Cosmetic Act (21 U.S.C. §§ 301 et seq.), including current Good Manufacturing Practices, and similar standards of the United States Food and Drug Administration, and any related state laws and regulations; (l) the Clinical Laboratory Improvement Amendments and the regulations promulgated thereunder and similar state laws; (m) the provision of free or discounted care or services; (n) laws and regulations regulating the generation, transportation, treatment, storage, disposal and other handling of medical or radioactive waste, and (o) any and all other applicable health care laws, regulations, and manual provisions, policies and administrative guidance, each of clauses (a) through (o) as may be amended, modified or supplemented from time to time and any successor statutes thereto and regulations promulgated thereunder from time to time.
“HIPAA” means the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any federal, state and local laws regulating the privacy and/or security of individually identifiable health information, including, without limitation, state laws providing for notification of breach of privacy or security of individually identifiable health information, in each case with respect to the Applicable Laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.
“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended and the related rules and regulations promulgated thereunder.
“Immaterial Subsidiary” means, at any date of determination, a Subsidiary of the Borrower (a) whose total assets as of the most recent available quarterly or year-end financial statements were less than 5.0% of the consolidated total assets of the Borrower and its Subsidiaries at such date and (b) whose gross revenues as set forth in the most recent available quarterly or annual end financial statements were less than 5.0% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided that, in no event shall (i) the total assets of all Immaterial Subsidiaries in the aggregate as of the most recent available quarterly or annual financial statements exceed 7.5% of the total assets of the Borrower and its Subsidiaries at such date or (ii) the gross revenues of all Immaterial Subsidiaries in the aggregate as set forth in the most recent available quarterly or year-end financial statements exceed 7.5% of the consolidated gross revenues of the Borrower and its Subsidiaries for such period, in each case determined in accordance with GAAP; provided, further, that no Subsidiary shall constitute an Immaterial Subsidiary if it (x) Guarantees any Indebtedness of a Loan Party or (y) owns or exclusively licenses any assets that are material to the business of the Borrower and its Subsidiaries, taken as a whole.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money of such Person; (b) the deferred purchase price of assets or services of such Person (other than (i) trade payables entered into in the ordinary course of business and that are not more than ninety (90) days past due, (ii) deferred compensation and severance, pension, health and welfare retirement and equivalent benefits to current or former employees, directors or managers of such Person and its Subsidiaries, and (iii) any earn-outs, purchase price adjustments, milestones or other deferred acquisition consideration, except, in each case, to the extent, in accordance with GAAP, that such earn-outs, purchase price adjustments, milestones or other deferred acquisition consideration should be shown to be a liability on the balance sheet); (c) all Guarantees of Indebtedness by such Person; (d) the face amount of all letters of credit issued or acceptance facilities established for the account of such Person (or for which such Person is liable), including without duplication, all drafts drawn thereunder; (e) all Capital Lease Obligations of such Person; (f) all indebtedness secured by any Lien on any assets or property of such Person, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by such Person, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured); (g) indebtedness created or arising under any conditional sale or title retention agreement, or incurred as financing, in either case with respect to assets or property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such assets or property); (h) all obligations of such Persons evidenced by notes, bonds, debentures or similar instruments; (i) all obligations of such Person, whether or not contingent, in respect of Disqualified Stock, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (j) all direct or indirect liability, contingent or otherwise, of such Person with respect to any other Indebtedness of another Person if the primary purpose or intent of the Person incurring such Indebtedness, or the primary effect thereof, is to provide assurance to the obligee of such liability that such Indebtedness will be paid; (k) all direct or indirect liability, contingent or otherwise, of such Person under Swap Contracts (other than with respect to Permitted Equity Swaps that are classified as equity in accordance with GAAP) and (l) royalty and revenue interest financing obligations.
“Indemnifiable Expenses” has the meaning set forth in Section 9.10(a).
“Indemnifiable Matters” has the meaning set forth in Section 9.10(a).
“Indemnified Person” has the meaning set forth in Section 9.10(a).
“Indemnified Taxes” means (a) any Taxes imposed on or with respect to any payments made by or on account of any obligation of any Loan Party under any Facility Document, other than Excluded Taxes, and (b) to the extent not otherwise described in clause (a) above in this definition, Other Taxes.
“Indemnity” has the meaning set forth in Section 9.10(a).
“Initial Disbursement” has the meaning set forth in Section 2.1(a).
“Inside Information” means any “material non-public information” (within the meaning of applicable U.S. securities laws, including Section 10(b) of, and Rule 10b5-1 promulgated under, the Exchange Act) in respect of, or relating to, the Borrower or any of its Affiliates or securities or any other company with any publicly listed or traded securities.
“Intellectual Property” means all rights, title and interests in or relating to (a) intellectual property and industrial property arising under any Applicable Law, including all Copyrights, Patents, Software,

Trademarks, Internet Domain Names, Trade Secrets, (b) all IP Ancillary Rights relating thereto and (c) IP Licenses.
“Interest Payment Date” has the meaning set forth in Section 2.6(a).
“Interest Rate” means 7.50% per annum.
“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to internet domain names.
“Investment” means (i) the purchase or acquisition of any Stock, or any obligations or other securities of, or any interest in, any Person, including the establishment or creation of a Subsidiary, (ii) the consummation of any Acquisition or any other acquisition of all or substantially all of the assets of another Person or of any business or division of any Person, including by way of merger, consolidation, other combination or otherwise, or (iii) the making, purchase or acquisition of any advance, loan, extension of credit (other than trade payables in the ordinary course of business) or capital contribution to or any other investment in, any Person, including any Loan Party, any Affiliate of any Loan Party or any Subsidiary of any Loan Party.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IP Ancillary Rights” means, with respect to any Intellectual Property of the type described in clauses (a) and (c) of the definition of “Intellectual Property,” as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.
“IP License” means all contractual obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property of the type described in clause (a) of the definition of Intellectual Property.
“IRS” means the United States Internal Revenue Service.
“Issuance Notice” has the meaning set forth in Section 6.15.
“Latest Balance Sheet Date” has the meaning set forth in Section 3.13(e).
“Lenders” has the meaning set forth in the preamble to this Agreement.
“Liabilities” means all claims, actions, suits, judgments, damages, losses, liabilities, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereof and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, and whether direct, indirect, contingent, consequential, actual, punitive, treble or otherwise.

“License” has the meaning set forth in the definition of “Permitted License.”
“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest.
“Loan” means any loan or other credit extension made available or provided from time to time by any of the Lenders to the Borrower pursuant to this Agreement or any other Facility Document or, as the context may require, the principal amount thereof from time to time outstanding and shall include each Disbursement.
“Loan Parties” means the collective reference to the Borrower and all of the Guarantors.
“Loss” has the meaning set forth in Section 9.10(a).
“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.
“Material Adverse Effect” means a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise) or assets of any Loan Party or its Subsidiaries, (b) the legality, validity, binding effect or enforceability of any provision of any Facility Document, (c) the ability of any Loan Party to perform its obligations under any Facility Document, (d) the creation, perfection or priority of the Liens granted under the Facility Documents or the value of the Collateral (taken as a whole) or (e) the rights and remedies of the Secured Parties under any Facility Document.
“Material Agreements” has the meaning set forth in Section 3.18.
“Maturity Date” means July 22, 2026; provided that, if such day is not a Business Day, then the Maturity Date shall be the immediately preceding Business Day.
“Medicaid” means, collectively, the health care assistance program established by Title XIX of the Social Security Act (42 U.S.C. 1396 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program, including (a) all federal statutes affecting such program; (b) all state statutes and plans for medical assistance enacted in connection with such program and federal rules and regulations promulgated in connection with such program; and (c) all applicable provisions of all rules, regulations, manuals, orders and administrative guidance, reimbursement, and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case as the same may be amended, restated, supplemented or otherwise modified from time to time.
“Medicare” means, collectively, the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) and any statutes succeeding thereto, and all Applicable Laws, rules, regulations, manuals, orders or requirements pertaining to such program including (a) all federal statutes (whether set forth in Title XVIII of the Social Security Act (42 U.S.C. 1395 et seq.) or elsewhere) affecting such program; and (b) all applicable provisions of all rules, regulations, manuals, orders, administrative guidance, reimbursement and requirements of all Governmental Authorities promulgated in connection with such program (whether or not having the force of law), in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any Loan Party or ERISA Affiliate incurs or otherwise has, or would reasonably be expected to have, any obligation or Liabilities (including under Section 4212 of ERISA).
“Necessary Disclosure” has the meaning set forth in Section 6.12(d).
“Net Interest Expense” means for the Borrower and its Subsidiaries for any period: (a) gross interest expense (including that attributable to Capital Lease Obligations) for such period paid or required to be paid in cash (including all commissions, discounts, fees and other charges in connection with letters of credit and similar instruments and net amounts paid or payable and/or received or receivable under permitted Swap Contracts in respect of interest rates) for the Borrower and its Subsidiaries on a consolidated basis, minus (b) interest income for such period.
“No Call Date” has the meaning set forth in Section 2.2(d).
“Note” means a promissory note in the form attached hereto as Exhibit A, as amended, restated, supplemented or otherwise modified from time to time.
“Obligations” means all Loans, any Change of Control/Acceleration Amount, the Prepayment Amount, the Exit Amount, the Undrawn Charge, interest, fees, expenses, costs, liabilities, indebtedness and other obligations (monetary (including post-petition interest, costs, fees, expenses and other amounts, whether allowed or not) or otherwise) of (or owed by) the Borrower and the other Loan Parties under or in connection with the Facility Documents, in each case howsoever created, arising or evidenced, whether direct or indirect (including those acquired by assignment), absolute or contingent, now or hereafter existing, or due or to become due.
“OFAC” has the meaning set forth in Section 3.24(a).
“Options” means any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.
“Organizational Documents” means (a) for any corporation, the certificate or articles of incorporation, the bylaws, the constitution, any certificate of designation or instrument relating to the rights of holders or preferred stock of such corporation, and any shareholder agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating or limited liability company agreement and articles or certificate of formation or (d) for any other entity, any other document setting forth the manner of election or duties of the officers, directors, managers or other similar or equivalent persons or Persons, or the designation, amount or relative rights, limitations and preference of the Stock of such entity.
“Other Connection Taxes” means with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Taxes (except a connection arising solely from such Lender having executed, delivered, become a party to, performed its obligations or received a payment under, received or perfected a security interest under, engaged in any transaction pursuant to or enforced any Facility Document, or sold or assigned an interest in any Facility Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes arising from any payment made hereunder or from the execution, issuance, delivery, registration, enforcement or transfer of, or otherwise with respect to, any Facility Document, except such Taxes that are Other Connection Taxes imposed by a jurisdiction other than the United States.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Patents” means, collectively, all of the following: (a) all patents and patent applications, including those listed on any schedule to any patent security agreement entered into pursuant to the Security Agreement, and the inventions and improvements described and claimed therein, and patentable inventions; (b) the reissues, divisions, continuations, renewals, extensions and continuations-in-part of any of the foregoing; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing, including, without limitation, damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; and (e) all rights corresponding to any of the foregoing throughout the world.
“PBGC” means the United States Pension Benefit Guaranty Corporation or any successor thereto.
“Perfection Certificate” means (a) with respect to the perfection certificate delivered on or prior to the Closing Date, such perfection certificate executed or delivered by any Loan Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit C-1, and (b) with respect to the perfection certificate delivered at any time after the Closing Date, such perfection certificate executed or delivered by any Loan Party or any of its Subsidiaries to any Secured Party in substantially the form of Exhibit C-2.
“Permitted Acquisition” means any Acquisition by a Loan Party of a Person or of assets, in each case, to the extent that each of the following conditions shall have been satisfied:
(a)the Borrower shall have delivered each of the following to the Agent, subject to Section 6.12, as soon as available, executed copies of the Acquisition agreement and all material agreements (other than any exhibits or schedules thereto) pursuant to which such Acquisition is to be consummated (excluding for the avoidance of doubt, any fee letters relating to any financing for such Acquisition); provided that, no later than the first (1st) Business Day following the date of such Acquisition documents, the Borrower shall file a current report on Form 8-K with the SEC describing the terms of the transaction contemplated by such Acquisition documents, including such Acquisition documents (other than any exhibits or schedules) as exhibits thereto;
(b)the Loan Parties (including any new Subsidiary to the extent required by Section 6.10) shall have executed and delivered the agreements, instruments and other documents to the extent required by Section 6.10 hereof;
(c)as of the date of consummation of such Acquisition, (i) no Event of Default shall have occurred and be continuing or would occur as a result thereof and (ii) after giving effect to such Acquisition, the representations and warranties contained in the Facility Documents shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date (in which event such representation and warranty shall have been true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date);
(d)all transactions in connection with such Acquisition shall be consummated in all material respects in accordance with Applicable Laws and in conformity with all material applicable Authorizations, and all material applicable Authorizations shall have been obtained;
(e)the assets acquired in such Acquisition are for use in a business permitted under Section 7.5;
(f)such Acquisition shall be on an arm’s-length basis and shall not be hostile and, if required by the Organizational Documents of such Person or by Applicable Laws, shall have been approved by the board of directors (or other similar body) and/or the stockholders or other equity holders of any Person being acquired in such Acquisition;
(g)after giving effect to such Acquisition, on a pro forma basis, the Borrower shall be in compliance with the provisions of Section 7.13;
(h)the aggregate Cash Consideration for all such Acquisitions during the term of this Agreement shall not exceed $100,000,000; and
(i)the aggregate consideration (whether Cash Consideration or otherwise) for all Acquisitions in respect of which (a) the target being acquired does not become a Loan Party or (B) substantially all of the assets being acquired will be owned by a Subsidiary that is not a Loan Party, in each case consummated during the term of this Agreement, shall not exceed $25,000,000 in the aggregate for all such Acquisitions.
“Permitted Acquisition Debt” means Indebtedness of any Subsidiaries of the Borrower that is assumed in connection with a Permitted Acquisition of such Subsidiaries; provided that, (i) at the time of the consummation of such Permitted Acquisition, no Default or Event of Default has occurred and is continuing, (ii) such Indebtedness is not guaranteed by, or required to be guaranteed by, any Person other than the Persons guaranteeing such Indebtedness immediately prior to consummating such Permitted Acquisition, (iii) such Indebtedness shall not be secured by any Capital Stock or assets of any Person other than the Capital Stock and assets and any accessions, attachments, additions to, substitutions and replacements of, products, and proceeds thereof, if any, securing such Indebtedness immediately prior to consummating such Permitted Acquisition, and any accessions, attachments, and additions to, substitutions and replacements thereof, and proceeds of any of the foregoing, (iv) such Indebtedness shall not have been incurred in connection with, or in anticipation of, such Permitted Acquisition, and (v) after giving effect to the assumption of such Indebtedness, on a pro forma basis, the Borrower shall be in compliance with the provisions of Section 7.13.
“Permitted Earn-Outs” means obligations of the Borrower or any of its Subsidiaries consisting of earn-outs or deferred purchase price obligations in connection with a Permitted Acquisition, in each case calculated in accordance with GAAP; provided that such obligations are unsecured and not represented by any note or other similar instrument.
“Permitted Equity Swap” means any forward purchase, accelerated share purchase, call option, warrant transaction or other equity derivative transactions relating to the Stock of the Borrower.

“Permitted Exclusive License” means any exclusive License other than any exclusive License to commercialize, within the United States and/or Canada, (a) the Borrower’s current Propel® family of products (i.e. Propel®, Propel® Mini and Propel® Contour), (b) Sinuva®, (c) Fiagon ENT Navigation System, FlexPointer, GuideWire, VenSure™ Nav Balloon and PointerShell, or (d) Virtu family of products (i.e. VirtuDrive® Cube4D, VirtuLite®, VirtuView®, VirtuLink®, VirtuTrac®, and VirtuSuite®).
“Permitted License” any license of Intellectual Property, or covenant not to sue, granted by the Borrower or its Subsidiaries for contract manufacturing and production and any other license of Intellectual Property, or covenant not to sue, granted by the Borrower or its Subsidiaries (each, a “License”) so long as such License does not result in a legal transfer of title to the licensed property and has been granted in exchange for fair consideration and, in each case (a) is either (i) a non-exclusive License or (ii) a Permitted Exclusive License, (b) is entered into when no Default or Event of Default has occurred and is continuing or would result therefrom, and (c) is (or is pursuant to) an arm’s-length transaction.
“Permitted Liens” means Liens permitted under Section 7.2.
“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.
“Portfolio Interest Certificate” has the meaning set forth in Section 2.4(d).
“Prepayment Amount” has the meaning set forth in Section 2.2(c)(ii).
“Proceeding” means any investigation, inquiry, litigation, review, hearing, suit, claim, audit, arbitration, proceeding or action (in each case, whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.
“Product” means any item or service that is designed, developed, created, manufactured, sold or otherwise used by or on behalf of the Loan Parties or any of their Subsidiaries.
“Principal Market” means the Nasdaq Global Market (or successor thereto), subject to Section 6.11.
“Pro Rata Share” means, with respect to any Lender, the percentage obtained by dividing (a) the sum of (i) such Lender’s outstanding Loans and (ii) outstanding Commitments, by (b) the sum of (i) the total outstanding amount of Loans held by all Lenders and (ii) the total outstanding Commitments of all Lenders.
“Qualifying Subordinated Convertible Debt” means Indebtedness of the Borrower that is convertible into a fixed number (subject to customary anti-dilution adjustments, “make-whole” increases and other customary changes thereto) of shares of Common Stock, cash or any combination thereof (with the amount of such cash or such combination determined by reference to the market price of such Common Stock or such other securities) (each, a “conversion”); provided that:
(a)     such Indebtedness is issued in the form of securities that are issued under an indenture and offered and sold in either (i) an underwritten public offering registered under the

Securities Act or (ii) a transaction whereby such securities are purchased by one or more registered broker-dealers (acting as initial purchasers) and resold thereby pursuant to Rule144A and/or Regulation S under the Securities Act (any such issuance, a “Subject Issuance”);
(b)    the stated final maturity of such Indebtedness is not earlier than the date 180 days after the Maturity Date, and such Indebtedness is not subject to any conditions that could result in such stated final maturity, or the payment of any principal thereunder, occurring on a date that precedes the date 180 days after the Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale or a change in control, or the conversion of such Indebtedness or the occurrence of a conversion trigger with respect to such Indebtedness, shall not be deemed to constitute a change in the stated final maturity thereof so long as such event also triggers an acceleration or mandatory redemption payment or repurchase of the Obligations and the “Obligations” under and as defined in the Deerfield Convertible Debt Agreement);
(c)    such Indebtedness is unsecured;
(d)    such Indebtedness contains usual and customary payment subordination terms for offerings of senior subordinated convertible notes in a Subject Issuance, as determined by the Borrower, acting reasonably, in consultation with the Agent;
(e)    such Indebtedness specifically (i) designates both (A) this Agreement and all Obligations and (B) the Deerfield Convertible Debt and the “Obligations” (as defined in the Deerfield Convertible Debt Agreement) as “designated senior indebtedness” or similar term so that the subordination terms referred to in the preceding clause (d) specifically refer to such notes as being subordinated to the Obligations and the Deerfield Convertible Debt pursuant to such subordination terms, (ii) designates the Agent and the other Secured Parties, together with the “Agent” and the “Lender Parties” under (and each as defined in) the Deerfield Convertible Debt Agreement as express third-party beneficiaries of the subordination provisions contemplated herein, and (iii) acknowledges that such subordination provisions constitute a “subordination agreement” for purposes of Section 510 of the Bankruptcy Code;
(f)    such Indebtedness is not guaranteed by any Subsidiary of Borrower;
(g)    such Indebtedness does not include any financial maintenance covenants and only includes covenants, defaults and conversion rights that are customary for Subject Issuances as of the date of issuance, as determined by the Borrower, acting reasonably, in consultation with the Agent;
(h)    any cross-default or cross-acceleration event of default (each howsoever defined) provision contained therein that relates to indebtedness or other payment obligations of Borrower (or any of its Subsidiaries) (such indebtedness or other payment obligations, a “Cross-Default Reference Obligation”) contains a cure period of at least fifteen (15) calendar days (after written notice to the issuer of such Indebtedness by the trustee or to such issuer and such trustee by holders of at least 25% in aggregate principal amount of such Indebtedness then outstanding) before a default, event of default, acceleration or other event or condition under such Cross-Default Reference Obligation results in an event of default under such cross-default or cross-acceleration provision;

(i)    such Indebtedness does not contain an all-in-yield (excluding any arrangement, amendment, syndication, commitment, underwriting, structuring, ticking or other similar fees payable in connection therewith that are not generally shared with all of the holders of such Indebtedness) greater than 5.00% (with any original issue discount equated to interest based on the convertible debt maturity date and excluding any additional or special interest that may become payable from time to time);
(j)    the aggregate outstanding principal amount of such Indebtedness does not exceed $150,000,000 in the aggregate at any time; and
(k )    the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of Parent certifying as to the foregoing clauses (a) through (j).
“Qualifying Subordinated Debt” means (a) Indebtedness of the Borrower or any of its Subsidiaries that satisfies each of the following requirements: (i) such Indebtedness is expressly subordinated to the Obligations on terms, and pursuant to documentation, acceptable to Agent; (ii) the other terms of such Indebtedness, and the documentation governing such Indebtedness, are acceptable to Agent; (iii) the stated final maturity of such Indebtedness is not earlier than the date 180 days after the Maturity Date, and such Indebtedness is not subject to any conditions that could result in such stated final maturity occurring on a date that precedes the date 180 days after the Maturity Date (it being understood that acceleration or mandatory repayment, prepayment, redemption or repurchase of such Indebtedness upon the occurrence of an event of default, asset sale or a change in control shall not be deemed to constitute a change in the stated final maturity thereof); (iv) such Indebtedness is not subject to any amortization requirement and is not required to be repaid, prepaid, redeemed, repurchased or defeased, whether on one or more fixed dates, upon the occurrence of one or more events or at the option of any holder thereof (except, in each case, upon the occurrence of an event of default, asset sale or a change in control) prior to the date 180 days after the Maturity Date; (v) such Indebtedness is not Guaranteed by any Subsidiary that is not a Loan Party, and any Guarantee by a Loan Party of such Indebtedness is subordinated to the Obligations on the same terms as such Indebtedness; and (vi) such Indebtedness is not secured by any Lien on any asset of the Borrower or any of its Subsidiaries, and (b) Qualifying Subordinated Convertible Debt.
“Real Estate” means any real property owned, leased, subleased or otherwise operated or occupied by any Loan Party or any Subsidiary of any Loan Party.
“Register” has the meaning set forth in Section 1.4(b).
“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as in effect from time to time and any successor to all or a portion thereof establishing reserve requirements.
“Release” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.
“Reporting Period” has the meaning set forth in Section 6.8.
“Required Authorizations” has the meaning set forth in Section 3.7.
“Required Lenders” means, at any time, the Lenders having Pro Rata Shares in an aggregate amount that exceeds 50% of the outstanding Loans and Commitments.

“Restricted Payments” means, with respect to any Person, (a) the declaration or making of any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any of its Stock or (b) the purchasing, redemption or other acquisition for value of any of its Stock now or hereafter outstanding.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.
“Sanctioned Country” has the meaning set forth in Section 3.24(b).
“Sanctions” has the meaning set forth in Section 3.24(a).
“Sarbanes-Oxley” has the meaning set forth in Section 3.25(a).
“SDN List” has the meaning set forth in Section 3.24(b).
“SEC” means the United States Securities and Exchange Commission.
“SEC Documents” means all reports, schedules, forms, statements and other documents filed by any Loan Party or any of its Subsidiaries with the SEC pursuant to the Securities Act or the Exchange Act (including all financial statements and schedules included therein, all exhibits thereto and all documents incorporated by reference therein).
“Second Disbursement” has the meaning set forth in Section 2.1(b).
“Second Disbursement Commitment” means the commitment of a Lender to provide its portion of the Second Disbursement hereunder.
“Second Disbursement Date” means the earlier to occur of (a) the Fiagon Payoff Date and (b) September 15, 2022.
“Secured Parties” means Agent, the Lenders, holders of other Obligations, holders of Notes and all Indemnified Persons.
“Securities” means the Loans, the Notes and the related guaranties set forth in the Security Agreement.
“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.
“Security Agreement” means the Guaranty and Security Agreement executed and delivered on the Closing Date pursuant to which, among other things, the Loan Parties party thereto grant to Agent for the benefit of the Secured Parties a security interest and Lien in all of their Collateral to secure the Obligations and the Guarantors party thereto provide Guaranties to Agent for the benefit of the Secured Parties, as amended, restated, supplemented or otherwise modified from time to time.
“Solvency Certificate” means a solvency certificate in substantially the form of Exhibit E or such other solvency certificate in form and substance reasonably satisfactory to the Required Lenders.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital in relation to such Person’s business as contemplated as of such date. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Software” means (a) all computer programs, including source code and object code versions, (b) all data, databases and compilations of data, whether machine readable or otherwise, and (c) all documentation, training materials and configurations related to any of the foregoing.
“Stock” means (a) all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests (or units thereof), joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting; and (b) all securities convertible into or exchangeable for any other Stock and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any other Stock, whether or not presently convertible, exchangeable or exercisable (other than the Deerfield Convertible Debt and Qualifying Subordinated Convertible Debt).
“Subject Financials” has the meaning set forth in Section 3.13(a).
“Subject Issuance” has the meaning set forth in clause (a) of the definition of “Qualifying Subordinated Convertible Debt.”
“Subsidiary,” with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.
“Swap Contract” means any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of any Loan Party with which any Loan Party files or is required to file consolidated, combined or unitary tax returns.
“Tax Returns” has the meaning set forth in Section 3.10.
“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings imposed by a Governmental Authority, together with any interest, additions to tax, penalties or other liabilities with respect thereto.
“Third Disbursement” has the meaning set forth in Section 2.1(c).
“Third Disbursement Commitment” means the commitment of a Lender to provide its portion of the Third Disbursement hereunder.

“Third Disbursement Date” means the earlier to occur of (a) the Fiagon Payoff Date and (b) September 15, 2023.
“Title IV Plan” means an Employee Benefit Plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has or would reasonably be expected to have any obligation or Liabilities (including under Section 4069 of ERISA).
“Trademarks” means, collectively, all of the following: (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos, other business identifiers, prints and labels on which any of the foregoing have appeared or appear, all registrations and recordings thereof, and all applications in connection therewith including, without limitation, those listed on any schedule to any trademark security agreement entered into pursuant to the Security Agreement; (b) all renewals thereof; (c) all income, royalties, damages and payments now or hereafter due and/or payable under any of the foregoing or with respect to any of the foregoing including damages and payments for past, present and future infringements of any of the foregoing; (d) the right to sue for past, present and future infringements of any of the foregoing; (e) all rights corresponding to any of the foregoing throughout the world; and (f) all goodwill associated with and symbolized by any of the foregoing.
“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Law in or relating to trade secrets.
“Transactions” means (a) the funding of the Loans and (b) the payment of fees, commissions, costs and expenses in connection with each of the foregoing.
“TRICARE” means, collectively, a program of medical benefits covering former and active members of the uniformed services and certain of their dependents, financed and administered by the United States Departments of Defense, Health and Human Services and Transportation, and all Applicable Laws applicable to such programs.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.
“Undrawn Charge” has the meaning set forth in Section 2.6(b).
“United States” and “U.S.” each means the United States of America.
“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended from time to time.
Section 1.2.Interpretation. The division of this Agreement and the other Facility Documents into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions. The words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement (or other applicable Facility Document). The term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The term “documents” and “agreements” include any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced. The use in any of the Facility Documents of the word “include”

or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. References to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement (or other applicable Facility Document). Unless specifically stated otherwise, any reference to any of the Facility Documents means such document as the same shall be amended, restated, supplemented or otherwise modified and from time to time in effect in accordance with the terms hereof or thereof, as applicable. The references to “assets” and “properties” in the Facility Documents are meant to be mean the same and are used throughout the Facility Documents interchangeably, and such words shall be deemed to refer to any and all tangible and intangible assets and properties, including cash, securities, Stock, accounts and contract rights. Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described. The payment, prepayment, redemption or repayment of any principal, interest, charges, amounts and/or other Obligations under this Agreement or the other Facility Documents shall be made in cash in Dollars unless expressly stated otherwise herein or therein. Any reference to “payment in full,” “payment in full in cash,” “paid in full,” “paid in full in cash,” “repaid in full,” “repaid in full in cash,” “prepaid in full,” “prepaid in full in cash,” “redeemed in full,” “redeemed in full in cash” or any other term or word of similar effect used in this Agreement or any other Facility Document with respect to the Loans or the Obligations shall mean all Obligations (including any Change of Control/Acceleration Amount, Prepayment Amount, Exit Amount and Undrawn Charge but excluding (y) unasserted contingent indemnification obligations and (z) those Obligations under any Facility Document that are not due or payable at the time when all other Obligations are paid in full in cash) have been repaid in full in cash.
Section 1.3.Business Day Adjustment. Except as otherwise expressly stated herein or in any other Facility Document (and except on the Maturity Date or any date of acceleration of any of the Obligations, in which case, such payment or performance shall be due on or prior to such day regardless of whether such day is a Business Day), if the day by which any payment or other performance is due to be made is not a Business Day, that payment or performance shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment or other performance shall be made by the Business Day immediately preceding the day by which such payment or other performance is due to be made; provided that interest will continue to accrue for each additional day in connection therewith.
Section 1.4.Loan Records.
(a)The Borrower shall record on its books and records the amount of the Loans and unfunded Commitments, the interest rate applicable thereto, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.
(b)The Agent, acting solely for this purpose as a non-fiduciary agent (solely for Tax purposes) shall establish and maintain at its office a record of ownership (the “Register”) in which the Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loans and the unfunded Commitments and any assignment of any such interest or interests, and accounts in the Register in accordance with its usual practice in which it shall record (i) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (ii) the amount of the Loans and the unfunded Commitments and each funding of any participation therein, (iii) the amount of any principal, interest, fee or other amount due and payable or paid, and (iv) any other payment received by the Lenders from the Borrower and its application to the Loans. Reasonably promptly after making each such registration, the Agent shall provide written notice thereof to the Borrower. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Lender and the Agent shall treat each person whose name is recorded in the Register as the owner of the Loans for all purposes of this Agreement.
(c)The Loans made by each Lender are evidenced by this Agreement. Additionally, the Borrower shall execute and deliver to each Lender (and/or, if applicable and if so requested by any assignee Lender pursuant to the assignment provisions of Section 9.4) on the Closing Date (or, if such assignment is made after the Closing Date, promptly (and, in any event, within three (3) Business Days thereof) after such Lender’s request) a Note, payable to such Lender in an amount equal to the unpaid principal amount of applicable Loans held by such Lender (which, at the request of such Lender, may provide separate Notes for separate or different parts of the Loans). Notwithstanding anything to the contrary contained in this Agreement, the Loans (including any Notes evidencing the Loans) are registered obligations, the right, title and interest of the Lenders and their successors and assignees in and to the Loans shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.
(d)The Borrower, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior written notice.
Section 1.5.Accounting Terms and Principles. All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, (ii) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof and (iii) Accounting Standards Codification 842, Leases (or any other Accounting Standards Codification having similar result or effect) (and related interpretations) to the extent any lease (or similar arrangement) would be required to be treated as a capital lease thereunder where such lease (or arrangement) would have been treated as an operating lease under GAAP as in effect immediately prior to the effectiveness of such Accounting Standards Codification. No change in the accounting principles used in the preparation of any financial statement hereafter adopted by any Loan Party or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of this Agreement or otherwise determining any relevant ratios and baskets which govern whether any action is permitted hereunder unless the Borrower and the Required Lenders agree to modify such provisions to reflect such changes in GAAP, and unless such provisions are modified, all financial statements and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.
Section 1.6.Officers. Any document, agreement or instrument delivered under the Loan Documents that is signed by an Authorized Officer or another officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership, limited liability company and/or other action on the part of such Loan Party, and such Authorized Officer or other officer shall be conclusively presumed to have acted on behalf of such Loan Party in such person’s capacity as an officer of such Loan Party and not in any individual capacity.
Section 1.7.Exchange Rates. For purposes of any determination under Article 6, 7 or 8 or any determination under any other provision of this Agreement that is required to be made by reference to Dollars, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate on the applicable date; provided that no Default shall arise as a result of any limitation set forth in Dollars being exceeded solely as a result of change in Exchange Rates after the original date of determination.
ARTICLE 2.
AGREEMENT FOR THE LOANS
Section 2.1.Disbursements of the Loans.
(a)Initial Disbursement. Subject to the conditions set forth in Section 5.1, on the Closing Date, each Lender severally but not jointly agrees to lend to the Borrower on such date the principal amount set forth opposite such Lender’s name in Annex A under the heading “Initial Disbursement Amount” by making such amount available to the Borrower by wire transfer of such amount to an account or accounts designated in writing by the Borrower on the Closing Date. Amounts borrowed under this Section 2.1(a) are referred to as the “Initial Disbursement.”
(b)Second Disbursement. Subject to the conditions set forth in Section 5.2, each Lender holding a Second Disbursement Commitment severally but not jointly agrees to lend to the Borrower, at the option of the Borrower, on the Second Disbursement Date up to the principal amount set forth opposite such Lender’s name in Annex A under the heading “Second Disbursement Commitment” by making such amount available to the Borrower by wire transfer of such amount to an account or accounts designated in writing by the Borrower on the proposed date of funding. Amounts borrowed under this Section 2.1(b) are referred to as the “Second Disbursement.” Upon the earlier to occur of (i) the date of funding of the Second Disbursement by any Lender and (b) 5:00 p.m. on September 15, 2022, the remaining Second Disbursement Commitment amount, if any, of such Lender shall be automatically and simultaneously terminated.
(c)Third Disbursement. Each Lender holding a Third Disbursement Commitment severally but not jointly agrees to lend to the Borrower, at the option of the Borrower, on the Third Disbursement Date, up to the principal amount set forth opposite such Lender’s name in Annex A under the heading “Third Disbursement Commitment” by making such amount available to the Borrower by wire transfer of such amount to an account or accounts designated in writing by the Borrower on the proposed date of funding. Amounts borrowed under this Section 2.1(c) are referred to as the “Third Disbursement.” Upon the earlier to occur of (i) the date of funding of the Third Disbursement by any Lender and (b) 5:00 p.m. on September 15, 2023, the

remaining Third Disbursement Commitment amount, if any, of such Lender shall be automatically and simultaneously terminated.
(d)No Reborrowing. Amounts borrowed hereunder that are prepaid, repaid or otherwise paid may not be reborrowed under any circumstance.
Section 2.2.Payments; Prepayments; Change of Control/Acceleration Amount; Prepayment Amount; Exit Amount.
(a)The Borrower shall pay in cash in Dollars to Agent, for the ratable benefit of each of the Lenders, the outstanding principal amount of the Loans and all other Obligations on the earlier (such earlier date, the “Facility Termination Date”) of (i) the Maturity Date and (ii) the date the principal amount of the Obligations is declared to be or automatically becomes due and payable following an Event of Default.
(b)Other than any prepayment of the entire principal amount of the Loans in connection with, and substantially contemporaneously with the consummation of, a Change of Control, the Borrower shall not be permitted to voluntarily prepay, repay or otherwise pay any principal amount of the Loans prior to the date that is thirty (30) months after the Closing Date (such date, the “No Call Date”). If the principal of the Loans is prepaid, repaid or paid at any time in connection with, or otherwise upon or after, a Change of Control or the principal of the Loans is repaid or otherwise paid in connection with acceleration of the Loans following the occurrence of an Event of Default, an exercise of any Secured Party’s rights or remedies available under the Facility Documents or any other event or circumstance in which the Borrower is obligated by the terms of the Facility Documents to prepay, repay or otherwise pay any of the Loans, then, in addition to the principal amount of the Loans so prepaid, repaid, or otherwise paid, the Borrower shall contemporaneously pay to the Lenders (i) all accrued and unpaid interest owed on such principal and (ii) an amount equal to nine and three-fourths percent (9.75%) of the amount of the principal amount of the Loans so prepaid, repaid or otherwise paid (such amount, the “Change of Control/Acceleration Amount”).
(c)If any principal of the Loans is voluntarily prepaid, repaid or otherwise paid by the Borrower for any reason (but excluding any prepayment, repayment or other payment to which the Change of Control/Acceleration Amount applies):
(i)at any time after the No Call Date but on or prior to the fourth anniversary of the Closing Date then, in addition to the principal amount of the Loans and any accrued interest, Exit Amount and other amounts owed thereon pursuant to the Facility Documents, the Borrower shall also pay to the Lenders an amount equal to three-fourths percent (0.75%) of the principal amount of the Loans so prepaid, repaid or otherwise paid; or
(ii)at any time after the fourth anniversary of the Closing Date but prior to the fifth anniversary of the Closing Date, then, in addition to the principal amount of the Loans and any accrued interest, Exit Amount and other amounts owed thereon, the Borrower shall also pay to the Lenders an amount equal to one-half percent (0.50%) of the principal amount of the Loans so prepaid, repaid or otherwise paid (any amount payable pursuant this Section 2.2(c)(i)(A) or 2.2(c)(ii)(A), a “Prepayment Amount”).

(d)In addition to the principal amount of the Loans and Obligations and any accrued interest, Prepayment Amount and other amounts owed thereon, upon each prepayment, repayment or other payment of principal of the Loans at any time after the No Call Date as contemplated by clause (c) above or upon the Maturity Date (but excluding, for the avoidance of doubt, any prepayment, repayment or other payment to which the Change of Control/Acceleration Premium applies at the time of such prepayment), the Borrower shall also pay to the Lenders pro rata an amount equal to one and three-fourths percent (1.75%) of the principal of the Loans so prepaid, repaid or otherwise paid (such amount, the “Exit Amount”).
(e)Notwithstanding anything to the contrary set forth herein or in any other Facility Document, if (i) the Borrower shall have prepaid, repaid or otherwise paid the entire outstanding principal balance of the Loans prior to the Maturity Date (the date of such prepayment, repayment or payment, the “Final Principal Payment Date”) and, (ii) at the time of such prepayment, repayment or payment in full, there shall not have occurred a Change of Control, then, if, (A) within the period of three months after the Final Principal Payment Date (such period, the “Post-Repayment Period”) and prior to the Maturity Date, a Change of Control shall occur, or (B) prior to the Final Principal Payment Date, on the Final Principal Payment Date or within the Post-Repayment Period and prior to the Maturity Date, (1) the Borrower shall enter into a definitive binding agreement the consummation of which would result in a Change of Control or (2) the Borrower shall have publicly disclosed a prospective Change of Control, then, upon the occurrence of such Change of Control (in the case of clause (B), as contemplated by such agreement or such public disclosure), the Borrower shall pay to the Lenders an amount equal to the Change of Control/Acceleration Amount in respect of all Loans prepaid, repaid or otherwise paid within the period of three months prior to the occurrence of such Change of Control, entry into a definitive binding agreement or public disclosure, as applicable (less any Change of Control/Acceleration Amount, Prepayment Amount and/or Exit Amount previously paid in respect of such Loans). This Section 2.2(e) shall survive the termination of the Facility Documents and payment in full of the Obligations (other than the amount contemplated in this Section 2.2(e) and other obligations which by their terms expressly survive such termination).
(f)Each of the Change of Control/Acceleration Amount, the Prepayment Amount and the Exit Amount shall constitute Obligations and shall be fully earned as of the Closing Date. The Change of Control/Acceleration Amount, the Prepayment Amount and the Exit Amount shall be paid by the Borrower to the Lenders based on their respective Pro Rata Shares of the principal amount of the Loans prepaid, repaid or otherwise paid on the date of such prepayment, repayment or other payment. The Parties acknowledge and agree that, in, light of the impracticality and extreme difficulty of ascertaining actual damages, the Change of Control/Acceleration Amount, the Prepayment Amount and the Exit Amount are intended to be a reasonable calculation of the actual damages that would be suffered by the Secured Parties as a result of any such prepayment, repayment or other payment. The Parties further acknowledge and agree that Agent and the Lenders would not have entered into this Agreement without the Loan Parties agreeing to pay the Change of Control/Acceleration Amount, the Prepayment Amount and the Exit Amount in the aforementioned instances. The Parties hereto further acknowledge and agree that the Change of Control/Acceleration Amount, the Prepayment Amount and the Exit Amount are not intended to act as a penalty or to punish the Borrowers or any other Loan Party for any such prepayment, repayment or other payment. For the avoidance of doubt, in no event shall the aggregate amount payable in respect of the Change of Control/Acceleration Amount, Prepayment Amount and Exit Amount on a Loan exceed 9.75% of the principal of such Loan and if any Change of Control/Acceleration Amount is payable in respect of any prepayment, repayment or other payment of any Loan, no Prepayment Amount or Exit Amount shall be payable in respect of such prepayment, repayment or other payment.
(g)Each prepayment, repayment or other payment by the Borrower or any other Loan Party shall be applied (i) first, to all fees, costs and expenses (including any attorneys’ fees) owed to Agent under the Facility Documents, (ii) second, ratably to all fees, charges, costs and expenses (including any attorneys’ fees) owed to any Lender under the Facility Documents, (iii) third, ratably to accrued and unpaid interest owed to the Lenders under the Facility Documents, (iv) fourth, ratably to the principal amount of the Loans owed to the Lenders (including any applicable Change of Control/Acceleration Amount, Prepayment Amount and Exit Amount), and (v) fifth, to all other Obligations owing to Agent, any Lender or any other Secured Party, and, with respect to any such Obligations owed to the Lenders, shall be allocated among the Lenders in accordance with and in proportion to their respective Pro Rata Shares.
(h)For the avoidance of doubt, after all of the Obligations under or on account of this Facility Agreement and other amounts at any time owed under, or on account of, this Facility Agreement have been paid in full, the obligations of the Loan Parties under this Agreement and the other Facility Documents (other than those obligations which by their terms expressly survive such termination) shall automatically terminate and be of no further force or effect.
Section 2.3.Payment Details. All payments, prepayments, redemptions and repayments of the Obligations by the Borrower or any other Loan Party hereunder and under any of the other Facility Documents shall be made without setoff or counterclaim. Payments, prepayments, redemptions and repayments of any amounts and other Obligations due to Agent, the Lenders or the other Secured Parties under this Agreement or the other Facility Documents shall be made in cash in Dollars in immediately available funds prior to 11:00 a.m. (New York City time) on the date that any such payment is due (or, if such payment is due on a day that is not a Business Day, on the immediately succeeding Business Day), using the wire information or address for Agent or such applicable Lender that is set forth on Schedule 2.3 or at such other bank or place as Agent or such applicable Lenders shall from time to time designate in writing prior to the date such payment is due (or for any other Secured Party at such bank or place as such Secured Party shall from time to time designate in writing). Any payment received by Agent, any Lender or any other Secured Party after such time may, in Agent’s or such applicable Lender’s or Secured Party’s discretion, be deemed to have been made on the following Business Day. The Borrower shall pay all and any fees, costs and expenses (administrative or otherwise) imposed by banks, clearing houses or any other financial institutions in connection with making any payments under any of the Facility Documents.
Section 2.4.Taxes.
(a)Any and all payments hereunder or pursuant to any other Facility Document shall be made free and clear of and without deduction for Taxes except as required by Applicable Law. If any Loan Party shall be required by Applicable Law to deduct or withhold any Taxes from or in respect of any sum payable hereunder or pursuant to any other Facility Document, (i) such Loan Party shall make such deductions or withholding, (ii) such Loan Party shall pay the full amount deducted or withheld to the applicable Governmental Authority in accordance with Applicable Law, and (iii) to the extent that the deduction or withholding is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased by as much as shall be necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.4), each

Secured Party shall receive an amount equal to the sum it would have received had no such deductions been made (any and all such additional amounts payable being hereinafter referred to as “Additional Amounts”). As soon as practicable, but in any event within thirty (30) days, after the date of any payment of such Taxes, the applicable Loan Party shall furnish to the applicable Secured Party the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.
(b)In addition, the Loan Parties shall pay all Other Taxes to the applicable Governmental Authority in accordance with Applicable Law. Within thirty (30) days after the date of any payment of Other Taxes by any Loan Party, the Borrower shall furnish to the applicable Secured Party the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.
(c)The Borrower shall indemnify, within ten (10) days after receipt of demand therefor, each Secured Party for all Indemnified Taxes (including all Indemnified Taxes imposed on amounts payable under this Section 2.4(c)) paid or payable by such Secured Party, and any reasonable expenses arising therefrom or relating thereto, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Secured Party setting forth the amounts to be paid thereunder and delivered to the Borrower shall be absolute, conclusive and binding, absent manifest error.
(d)(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Facility Document shall deliver to the Borrower and the Agent, at the time or times reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding the foregoing, except for the documentation required to be provided by such Lender pursuant to Section 2.4(d)(ii), a Lender shall not be required to provide any information or documentation with respect to its investors that such Lender determines to be confidential.
(ii)Without limiting the generality of the foregoing:
(A)Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) (“U.S. Person”) shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower and the Agent a properly completed and executed IRS Form W-9 certifying that such Lender is not subject to backup withholding tax.
(B)Each Lender that is not a U.S. Person (a “Foreign Lender”) shall, on or before the date on which such Foreign Lender becomes a party to this Agreement, provide Borrower and the Agent with a properly completed and executed IRS Form W8ECI, W-8BEN, W-8BEN-E, W-8IMY or other applicable forms (together with any required supporting documentation), or any other applicable certificate or document reasonably requested by the Borrower or the Agent, and, if such Foreign Lender is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower and the Agent with a certificate substantially in the form of Exhibit F-1 (the “Portfolio Interest Certificate”) representing that such Foreign Lender is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code or any successor provisions thereto); provided that, if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a Portfolio Interest Certificate substantially in the form of Exhibit F-2 on behalf of each such direct and indirect partner. Each Lender shall provide new forms (or successor forms) as reasonably requested by the Borrower or the Agent from time to time and shall notify the Borrower and the Agent in writing within a reasonable time after becoming aware of any event requiring a change in the most recent forms previously delivered by such Lender to the Borrower and the Agent.
(iii)To the extent legally permissible, the Agent shall deliver a duly executed an IRS Form W-9 (if the Agent is a U.S. Person) or the appropriate IRS Form W-8, (if the Agent is not U.S. Person) certifying the Agent’s exemption from U.S. withholding Taxes with respect to amounts payable hereunder on or prior to the date the Agent becomes a party to this Agreement.
(e)If a payment to a Secured Party under this Agreement would be subject to U.S. federal withholding tax imposed by FATCA if such Secured Party were to fail to comply with the applicable reporting requirements of FATCA, such Secured Party shall deliver to the Borrower, at the times prescribed by law or as reasonably requested by Borrower, such documentation as is required in order for the Borrower to comply with its obligations under FATCA, to determine that such Secured Party has or has not complied with its obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.4(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(f)Each Secured Party agrees that if any form or certification it previously delivered becomes inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.
(g)If a Lender determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.4, such Lender shall promptly pay such refund (but only to the extent of indemnity payments made or Additional Amounts paid under this Section 2.4 with respect to the Taxes refunded) to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund or making such payment, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.4(f), in no event shall a Lender be required to pay any amount to the Borrower pursuant to this Section 2.4(f), the payment of which would place such

Lender in a less favorable net after-Tax position than such Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted or otherwise imposed and the indemnification payments with respect to such Tax had never been paid. Nothing in this Section 2.4(f) shall require any Lender to disclose any information it deems confidential (including its tax returns) to any Person, including the Borrower.
Section 2.5.Costs, Expenses and Losses. If, as a result of any failure by the Borrower or any other Loan Party to pay any sums or Obligations due under this Agreement or any other Facility Document on the due date therefor (after the expiration of any applicable grace periods, but without giving effect to any grace period after the occurrence of an Event of Default of the type set forth in Section 8.1(d)), any Secured Party shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Loans or provide the Commitments, the Borrower shall pay to such Secured Party upon request by such Secured Party, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by the Borrower of a certificate from such Secured Party setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense that may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties and/or third Persons in order to make, maintain or fund the Loans (or provide the Commitments) or any portion thereof.
Section 2.6.Interest and Commitment Charges.
(a)From and after the Closing Date, the outstanding principal amount of the Loans, any overdue interest and any other amounts and Obligations shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month based on a year of 360 days). Interest shall be paid in cash quarterly in arrears commencing on October 15, 2021, and on the fifteenth (15th) day (or, if such date is not a Business Day, then on the immediately succeeding Business Day) of each January, April, July and October thereafter (each, an “Interest Payment Date”). Notwithstanding the foregoing or anything to the contrary contained herein, on the date any principal amount of the Loans is prepaid, repaid, reduced or otherwise paid, or required to be prepaid, repaid, reduced or otherwise paid (each such date being deemed an Interest Payment Date), for any reason hereunder (on the Maturity Date or otherwise), all accrued but unpaid interest on such principal amount shall be payable in cash.
(b)From and after the Closing Date until the date on which all Commitments have been terminated, the Borrower shall pay to the Lenders a charge on the average daily undrawn outstanding portion of the Commitments at a rate of one-quarter percent (0.25%) per annum (the “Undrawn Charge”). The Undrawn Charge shall be paid in cash quarterly in arrears commencing on October 15, 2021, and on the (15th) day (or, if such date is not a Business Day, then on the immediately succeeding Business Day) of each October, January, April and July thereafter (and on the date on which the Commitments are reduced to $0) so long as any Commitments are outstanding.
Section 2.7.Interest on Late Payments; Default Interest.
(a)Without limiting the remedies available to the Secured Parties under the Facility Documents or otherwise, to the maximum extent permitted by Applicable Law, if the Borrower or any other Loan Party fails to make a required payment of principal or interest on any Loan or make a required payment of any other Obligation when due (in each case subject to any cure period provided for in Section 8.1(a)), the Borrower shall pay, in respect of such principal, interest and other Obligations, interest thereon at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable in cash on demand.
(b)At the election of the Required Lenders while any Event of Default exists (or automatically while any Event of Default under Section 8.1(a) or 8.1(d) exists), the Borrower shall pay interest (after as well as before entry of judgment thereon to the extent permitted by Applicable Law) on the Obligations (other than Obligations on which interest is payable at the rate set forth in Section 2.2(a)), if any, from and after the date of occurrence of such Event of Default, at a rate per annum equal to the Interest Rate then in effect for the Loans, plus two percent (2.0%). Such interest shall be payable in cash on demand.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF THE LOAN PARTIES
In order to induce the Lenders to make the Loans pursuant to this Agreement and to induce Agent and the Lenders to enter into this Agreement, the Loan Parties, jointly and severally, represent and warrant on (i) the Closing Date (ii) each Disbursement Date, and (iii) each date such representation or warranty is remade or deemed remade in any Facility Document, if any, in each case, that:
Section 3.1.No Default. No Default or Event of Default has occurred or will result from the transactions contemplated by the Facility Documents.
Section 3.2.Solvency. On the Closing Date (both before and after giving effect to the Transactions) and on each Disbursement Date (both immediately before and after giving effect to the funding of the Loans and the use of proceeds thereof), each Loan Party (a) is Solvent and (b) has not taken action, and, to the best of its knowledge, no action has been taken by a third party, for the winding up, dissolution or liquidation or similar executory or judicial proceeding in respect of, any Loan Party or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for any Loan Party or any or all of its assets or revenues.
Section 3.3.Enforceability. This Agreement and each other Facility Document constitutes, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as the enforcement hereof or thereof may be limited by insolvency, bankruptcy, reorganization, moratorium or other similar Applicable Laws affecting creditors rights generally or by general equitable principles (whether considered in a proceeding in equity or at law).
Section 3.4.Existence, Qualification and Power. Each Loan Party is validly existing as a corporation, limited liability company or limited partnership, as applicable, and is in good standing (to the extent such concept is applicable in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation, organization or formation, as applicable. Each Loan Party (a) has full power and authority to (i) own its assets and conduct its business and (ii) to (A) issue the Securities in accordance with the Facility Documents, (B) enter into, execute, deliver and perform its obligations under, the Facility Documents, including the issuance of the Securities, and (C) consummate the transactions contemplated under the Facility Documents, and (b) is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license, except, in each case of this clause (b), where the failure to be so qualified, licensed or in good standing would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.5.Litigation. No Proceeding is pending before any Governmental Authority or, to the knowledge of the Loan Parties, threatened by any Governmental Authority (a) to which any Loan Party is a party, (b) that purports to affect or pertain to the Facility Documents, the Transactions or the other transaction contemplated hereby or thereby or (c) that has as the subject thereof any assets owned by any Loan Party or any of its Subsidiaries, in each case, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Facility Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided. As of the Closing Date, none of the Loan Parties or any of the directors (or equivalent persons) or officers of any Loan Party or any of its Subsidiaries has been the subject of any investigation by the SEC or any other Governmental Authority regarding securities-law matters during the past five (5) years.
Section 3.6.Corporate Authorization; Conflicts. This Agreement and the other Facility Documents have been duly authorized, executed and delivered by each Loan Party. The execution, delivery and performance of the Facility Documents by each Loan Party that is a party thereto and the consummation of the transactions contemplated herein and therein will not (a) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of any such Loan Party pursuant to, any agreement, document or instrument to which such Loan Party is a party or by which any Loan Party is bound or to which any of the assets or property of any Loan Party is subject, except, with respect to this clause (a), as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) result in any material violation of, or conflict in any material respect with, any of the provisions of the Organizational Documents, (c) result in the material violation of any Applicable Law, or (d) result in the material violation of any judgment, order, rule, corporate integrity agreement, regulation, determination or decree of any Governmental Authority.
Section 3.7.Governmental Authorizations. (a) Each Loan Party holds, and is operating in compliance in all material respects with, all franchises, grants, Authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Required Authorizations”) required for the conduct of its business as currently conducted, and all material Required Authorizations are valid and in full force and effect, and (b) no Authorization of, or registration, notice or filing with, any Governmental Authority is required for (i) the execution, delivery and performance of any of the Facility Documents, and (ii) the consummation by any Loan Party of the Transactions or the other transactions contemplated hereby or thereby, except for (A) such as have already been obtained or made prior to the Closing Date that are in full force and effect, (B) those required in connection with the exercise of remedies in respect of the Collateral, (C) other filings the failure of which to obtain or make, individually or in the aggregate, has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (D) pursuant to applicable federal and state securities laws, rules and regulations that are expressly contemplated by Section 6.8 and (E) filings expressly contemplated by the Security Documents.

Section 3.8.Ownership of Real Estate and Personal Property. As of the Closing Date, the Real Estate listed in Schedule 3.8 constitutes all of the Real Estate owned or leased by each Loan Party and each of its Subsidiaries. Each Loan Party has good and marketable title to all of its material assets and property free and clear of all Liens, except Permitted Liens. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, the property held under lease by each Loan Party is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of such Loan Party.
Section 3.9.Intellectual Property. To the knowledge of each Loan Party, each Loan Party and its Subsidiaries owns, licenses or otherwise has the right to use all Intellectual Property that is necessary and material for the operation of its businesses as currently conducted. To the knowledge of each Loan Party, (a) the conduct and operations of the businesses of each Loan Party and its Subsidiaries do not infringe any Intellectual Property owned by any other Person in a manner that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect and (b) except as set forth on Schedule 3.9, as of the Closing Date, no other Person has contested any right, title or interest of any Loan Party or any of its Subsidiaries in, or relating to, any Intellectual Property owned by such Loan Party or Subsidiary, other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Except as set forth on Schedule 3.9, as of the Closing Date, (x) there are no material Proceedings pending (or, to the knowledge of any Loan Party, threatened in writing) affecting any Loan Party or any of its Subsidiaries with respect to, (y) no judgment or order regarding any such claim has been rendered by any competent Governmental Authority and (z) no settlement agreement or similar agreement has been entered into by any Loan Party or any of its Subsidiaries (that would limit, cancel or challenge the validity of any Loan Party’s or any of its Subsidiaries’ rights in any Intellectual Property owned by such Loan Party or Subsidiary) with respect to any such infringement, other than as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 3.10.Taxes. All U.S. federal, state and local income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable (including in such Person’s capacity as a withholding agent) have been paid prior to the date on which any material Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. There is no current or proposed Tax assessment, deficiency or other Tax claim against the Tax Affiliates (or any of them) that, alone or in the aggregate, is material.
Section 3.11.Compliance with Laws. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party is in compliance with all Applicable Laws (including Health Care Laws) and Authorizations.
Section 3.12.SEC Documents. The Borrower has filed, through the SEC’s Electronic Data Gathering, Analysis, and Retrieval system (or successor thereto) (“EDGAR”), all of the SEC Documents within the time frames prescribed by the SEC (including any available grace periods and extensions authorized by the SEC) for the filing of such SEC Documents such that each filing was timely filed with the SEC. As of their respective dates, or to the extent corrected by a subsequent restatement filed prior to the date that this representation is made, each of the SEC Documents complied in all material respects with the requirements of the Securities Act and/or the Exchange Act (as applicable) and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents. None of the SEC Documents, at the time filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Since the filing of the SEC Documents, as of each Disbursement Date, no event has occurred that would require an amendment or supplement to any of the SEC Documents and as to which such an amendment or a supplement has not been filed and made publicly available on EDGAR on or prior to such Disbursement Date. As of the Closing Date, the Borrower has not received any written comments from the SEC staff that have not been resolved, to the knowledge of the Borrower, to the satisfaction of the SEC staff.
Section 3.13.Financial Statements; Financial Condition.
(a)As of their respective dates, the consolidated financial statements of the Borrower and its Subsidiaries included in the most recently filed annual report on Form 10-K and quarterly report on Form 10-Q (the “Subject Financials”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC (including Regulation S-X) with respect thereto. The Subject Financials have been prepared in accordance with GAAP (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate), and fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in stockholders equity for the periods specified.
(b)There are no material off-balance sheet arrangements or any relationships with unconsolidated entities or other Persons that (a) may have a material current or, to any of the Loan Parties’ or any of their Subsidiaries’ knowledge, material future effect on any Loan Party’s or any of its Subsidiaries’ financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses or (b) that are required to be disclosed by the Borrower in the Subject Financials that have not been so disclosed in the Subject Financials.
(c)The accounting firm that expressed its opinion with respect to the consolidated financial statements included in the Borrower’s most recently filed annual report on Form 10-K, and reviewed the consolidated financial statements included in the Borrower’s most recently filed quarterly report on Form 10-Q, was independent of the Borrower pursuant to the standards set forth in Rule 2-01 of Regulation S-X promulgated by the SEC and as required by the applicable rules and guidance of the Public Company Accounting Oversight Board (United States), and such firm was otherwise qualified to render such opinion under Applicable Law and the rules and regulations of the SEC.
(d)Neither the Borrower nor any of its Subsidiaries is required to file any agreement, note, lease, mortgage, deed or other instrument entered into prior to the date this representation is made and to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound that has not been previously filed as an exhibit (including by way of incorporation by reference) to the Borrower’s reports filed with the SEC under the Exchange Act.
(e)Other than (i) the liabilities assumed or created pursuant to this Agreement and the other Facility Documents, (ii) liabilities accrued for in the latest balance sheet included in the

Borrower’s most recent periodic report (on Form 10-Q or Form 10-K) filed prior to the date this representation is made (the date of such balance sheet, the “Latest Balance Sheet Date”), (iii) liabilities incurred in the ordinary course of business since the Latest Balance Sheet Date and (iv) liabilities incurred after the Latest Balance Sheet Date and disclosed in the SEC Documents, the Borrower and its Subsidiaries do not have any other material liabilities (whether fixed or unfixed, absolute or contingent, asserted or unasserted, choate or inchoate, liquidated or unliquidated, or secured or unsecured, and regardless of when any Proceeding with respect thereto is instituted).
(f)Since the Latest Balance Sheet Date, (i) there has been no Material Adverse Effect or any event or circumstance that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (ii) no Loan Party nor any of its Subsidiaries has sold any material assets, or entered into any material transactions, outside of the ordinary course of business (except as disclosed in the SEC Documents), and (iii) the Borrower has not declared, paid or made any dividends or other distributions to holders of its Stock.
Section 3.14.Accounting Controls. Each Loan Party and each of its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset and liability accountability, (c) access to assets or incurrence of liability is permitted only in accordance with management’s general or specific authorization and (d) the recorded accountability for assets and liabilities is compared with the existing assets and liabilities at reasonable intervals and appropriate action is taken with respect to any differences. The Borrower and its Subsidiaries have (i) timely filed and made publicly available on EDGAR all certifications, statements and documents required by (1) Rule 13a-14 or Rule 15d-14 under the Exchange Act. The Borrower and its Subsidiaries maintain disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that the information required to be disclosed by the Borrower and its Subsidiaries in the reports that they file with or submit to the SEC (A) is recorded, processed, summarized and reported accurately within the time periods specified in the SEC’s rules and forms and (ii) is accumulated and communicated to the Borrower’s (and, to the extent applicable, its Subsidiaries’) management, including its or their principal executive officer and principal financial officer, as appropriate to allow timely decisions regarding required disclosure. The Borrower and its Subsidiaries maintain internal control over financial reporting required by Rule 13a-15 or Rule 15d-15 under the Exchange Act; such internal control over financial reporting is effective and does not contain any material weaknesses.
Section 3.15.ERISA. Except as set forth on Schedule 3.15, as of the Closing Date, no Loan Party or any of their respective Subsidiaries maintains, contributes to, has an obligation to contribute to or has any present intention to contribute to, any Title IV Plan or Multiemployer Plan; nor has any Loan Party or any of their Subsidiaries taken any steps towards adopting or amending any Title IV Plan or contributing to or incurring liability under a Multiemployer Plan. Except for those that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (a) each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Laws so qualifies, (b) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Laws, (c) there are no existing or pending (or to the knowledge of any Loan Party or any Subsidiary of a Loan Party, threatened) Proceedings (other than routine claims for benefits in the normal course) or investigation involving any Benefit Plan to which any Loan Party or any Subsidiary of a Loan Party incurs or otherwise has or would reasonably be expected to have an obligation or any Liability and (d) no ERISA Event has occurred or is reasonably expected to occur. On the Closing Date, no ERISA Event has occurred in connection with which material obligations or material Liabilities of a Loan Party or a Subsidiary of a Loan Party remain outstanding.
Section 3.16.Subsidiaries. As of the Closing Date, (a) all of the Subsidiaries of the Borrower and all joint ventures and other partnerships in which any Loan Party or any of their Subsidiaries own Stock are identified on Schedule 3.16, (b) the Stock of each of the Borrower’s Subsidiaries identified on Schedule 3.16 is duly authorized, validly issued, fully paid and non-assessable (to the extent applicable thereto) and none of such Stock constitutes Margin Stock, (c) Schedule 3.16 correctly sets forth the ownership interest of the Borrower and each of the Borrower’s Subsidiaries in each of the Subsidiaries identified therein and (d) except as designated by the Loan Parties to Agent in writing from time to time, no Subsidiary of the Borrower is an Immaterial Subsidiary. All outstanding Stock of each Subsidiary of the Borrower is owned beneficially and of record by a Loan Party or a Subsidiary of a Loan Party, free and clear of all Liens other than Permitted Liens.
Section 3.17.Shares of Stock.
(a)All of the issued and outstanding shares of capital stock of the Borrower and its Subsidiaries are duly authorized and duly and validly issued, fully paid and non-assessable, have been issued in compliance with all federal and state and foreign securities laws and were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing.
(b)[Reserved].
(c)Except as disclosed in the SEC Documents, there are no (i) stockholders’ agreements, voting agreements or similar agreements to which Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is otherwise subject or bound, (ii) preemptive rights or any other similar rights to which any Stock of the Borrower or any of its Subsidiaries is subject or (iii) any restrictions upon the voting or transfer of any Stock of the Borrower or any of its Subsidiaries (other than restrictions on transfer imposed by U.S. federal and state securities laws). The issuance and delivery of the Notes does not and will not: (A) require approval from any Governmental Authority; (B) obligate the Borrower to offer to issue, or issue, shares of Common Stock or other securities to any Person (other than the Secured Parties); or (C) result in a right of any holder of the Borrower’s securities to adjust the exercise, conversion, exchange or reset price under, and will not result in any other adjustments (automatic or otherwise) under, any securities of the Borrower.
(d)Each Loan Party has furnished to Agent and each Lender true, correct and complete copies of each Loan Party’s Organizational Documents and any amendments, restatements, supplements or modifications thereto, and all other documents, agreements and instruments containing the terms of all Stock and other securities of each Loan Party, including Stock convertible into, or exercisable or exchangeable for, Common Stock or other Stock of any Loan Party or any of its Subsidiaries, and the material rights of the holders thereof in respect thereto (other than any documents, agreements and instruments relating to option grants and other equity incentives under publicly filed equity incentive plans).
Section 3.18.Material Agreements. Schedule 3.18 sets forth, as of the Closing Date, in true, correct and complete detail all contracts, agreements, leases, instruments and commitments to which any Loan Party or any of its Subsidiaries are a party or by which any of them are bound, that has been, or the

Borrower determines (or should reasonably have determined) would be, required to be filed as an exhibit to the SEC Documents pursuant to Item 601(b)(4) or Item 601(b)(10) of Regulation S-K (collectively, the “Material Agreements”). Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, no Loan Party or any of its Subsidiaries is in breach or default under any Material Agreement, and, to the knowledge of the Loan Parties, no other party to a Material Agreement is in default or breach thereunder.
Section 3.19.Use of Proceeds; Margin Stock. The proceeds of the Loans are intended to be and shall be used solely for the purposes set forth in and permitted by Section 6.14. No Loan Party and no Subsidiary of any Loan Party is engaged principally or as one of its important activities in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock. As of the Closing Date, except as set forth on Schedule 3.19, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.
Section 3.20.Environmental Matters. Except as set forth in Schedule 3.20, as of the Closing Date, and except where any failures to comply would not reasonably be expected to result, individually or in the aggregate, to have a Material Adverse Effect, each Loan Party and each Subsidiary of each Loan Party (a) are and have been in compliance with all applicable Environmental Laws, including obtaining and maintaining all Authorizations and permits required by any applicable Environmental Law, (b) is not party to, and no Real Estate currently (or to the knowledge of any Loan Party previously) owned, leased, subleased, operated or otherwise occupied by or for any such Person is subject to or the subject of, any contractual obligation or any pending or, to the knowledge of any Loan Party, threatened, Proceeding, audit, Lien, demand, dispute or notice of violation or of potential liability or similar notice relating in any manner to any Environmental Law, (c) has not caused or suffered to occur a Release of Hazardous Materials at, to or from any Real Estate, (d) does not currently (and, to the knowledge each any Loan Party, did not at any time previously) own, lease, sublease, operate or otherwise occupy no Real Estate that is contaminated by any Hazardous Materials and (e) is not, and has not been, engaged in, and has not authorized or expressly permitted any current or former tenant to engage in, operations in violation of any Environmental Law and knows of no facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or other Environmental Laws.
Section 3.21.Investment Company Act. None of any Loan Party, any Person controlling any Loan Party or any Subsidiary of any Loan Party is an “investment company” within the meaning of the Investment Company Act, or otherwise registered or required to be registered under, the Investment Company Act.
Section 3.22.Labor Relations. Except as set forth on Schedule 3.22, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Loan Party or any Subsidiary of any Loan Party, (b) to the knowledge of the Loan Parties, no petition for certification or election of any such representative is existing or pending with respect to any employee of any Loan Party or any Subsidiary of any Loan Party and (c) to the knowledge of the Loan Parties, no such representative has sought certification or recognition with respect to any employee of any Loan Party or any Subsidiary of any Loan Party. There are no strikes, picketing, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Loan Party, threatened) against or involving any Loan Party or any Subsidiary of any Loan Party, except for those that would not reasonably be expected, in the aggregate, to have a Material Adverse Effect.

Section 3.23.Disclosure. Except to the extent of any Inside Information that a Secured Party has expressly elected not to receive pursuant to Section 6.12, none of the statements contained in any Facility Document or exhibit, report, statement or certificate furnished by or on behalf of any Loan Party or any of their Subsidiaries in connection with any Facility Document and the Transactions (including the offering and disclosure materials, if any, delivered by or on behalf of any Loan Party to any Secured Party prior to the Closing Date, but excluding any forward-looking information), when taken as a whole, contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not materially misleading as of the time when made or delivered.
Section 3.24.Certain Regulations.
(a)Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all U.S. economic sanctions laws, executive orders and implementing regulations (“Sanctions”) as administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) and the U.S. State Department.
(b)No Loan Party and no Subsidiary of a Loan Party (a) is a Person on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), (b) is a Person who is otherwise the target of U.S. economic sanctions laws such that a U.S. Person cannot deal or otherwise engage in business transactions with such Person, (c) is a Person organized or resident in a country or territory subject to comprehensive Sanctions (a “Sanctioned Country”), or (d) is owned 50% or more or controlled by (including by virtue of such Person being a director or owning voting shares or interests), or the best of its knowledge, after due inquiry, acts, directly or indirectly, for or on behalf of, any Person on the SDN List or a government of a Sanctioned Country such that, in the case of each of the foregoing clauses (a) through (d), the entry into, or performance under, this Agreement or any other Facility Document would be prohibited by U.S. law. Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable laws related to terrorism or money laundering (“Anti-Money Laundering Laws”) including: (i) all applicable requirements of the Currency and Foreign Transactions Reporting Act of 1970 (31 U.S.C. 5311 et. seq., (the Bank Secrecy Act)), as amended by Title III of the USA Patriot Act, (ii) the Trading with the Enemy Act, (iii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (66 Fed. Reg. 49079), and any other enabling legislation, executive order or regulations issued pursuant or relating thereto and (iv) other applicable federal or state laws relating to “know your customer” or anti-money laundering rules and regulations. No Proceeding by or before any court or Governmental Authority with respect to compliance by any Loan Party or Subsidiary with any such Anti-Money Laundering Laws is pending or, to the knowledge of each Loan Party and each Subsidiary of each Loan Party, threatened.
(c)Each Loan Party and each Subsidiary of each Loan Party is in compliance in all material respects with all applicable anti-corruption laws, including the U.S. Foreign Corrupt Practices Act of 1977 (“FCPA”) and the U.K. Bribery Act 2010 (“Anti-Corruption Laws”). None of any Loan Party or any Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any Subsidiary thereof, any director, officer, agent, employee or other Person acting on behalf of the Loan Party or any Subsidiary of a Loan Party, has taken any action, directly or indirectly, that would result in a violation of applicable Anti-Corruption Laws.

(d)The Loan Parties and their Subsidiaries maintain and implement policies and procedures reasonably designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Sanctions, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 3.25.Securities Law and Principal Market Matters.
(a)The Borrower and its Subsidiaries are in compliance in all material respects with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder (collectively, “Sarbanes-Oxley”).
(b)Neither the Borrower nor any of its Subsidiaries nor, to the Borrower’s knowledge, any director, officer or employee, of the Borrower or any of its Subsidiaries, has received or otherwise obtained any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Borrower or any of its Subsidiaries or its internal accounting controls, including any complaint, allegation, assertion or claim that the Borrower or any of its Subsidiaries has engaged in questionable accounting or auditing practices. There have been no internal or SEC investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, the principal financial officer or the principal accounting officer (in each case, or officer holding such equivalent position) of the Borrower or any of its Subsidiaries, the Borrower’s or any of its Subsidiaries’ board of directors (or equivalent governing body) or any committee thereof.
(c)The Borrower is not, and never has been, a “shell company” (as defined in Rule 12b-2 under the Exchange Act) and is not an issuer of a type identified in, or subject to, Rule 144(i)(1) under the Securities Act. The SEC has never issued any stop order or other order suspending the effectiveness of any registration statement filed by the Borrower under the Securities Act or the Exchange Act.
(d)Assuming the accuracy of the representations and warranties made by the Lenders in this Agreement, the offer, sale and issuance by the Loan Parties of the Securities are exempt from registration under the Securities Act (pursuant to Section 4(a)(2) thereof and Rule 506 of Regulation D thereunder or otherwise) and applicable state securities laws.
(e)None of the Loan Parties, any of its predecessors, any director, executive officer, other officer of any Loan Party participating in the offering of the Securities, any beneficial owner (as that term is defined in Rule 13d-3 under the Exchange Act) of 20% or more of any Loan Party’s outstanding voting equity securities, calculated on the basis of voting power, any “promoter” (as that term is defined in Rule 405 under the Securities Act) connected with any Loan Party at the time this representation is made, any placement agent or dealer participating in the offering of the Securities and any of such agents’ or dealer’s directors, executive officers, other officers participating in the offering of the Securities (each, a “Covered Person”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”). The Borrower has exercised reasonable care to determine (i) the identity of each person that is a Covered Person and (ii) whether any Covered Person is subject to a Disqualification Event. Each Loan Party has complied in all material respects, to the extent applicable, with its disclosure obligations under Rule 506(e). With respect to each Covered Person, the Borrower has established procedures reasonably designed to ensure that the Borrower receives notice from each such Covered Person of (A) any Disqualification Event relating to that Covered Person, and (B) any event that would, with the passage of time, become a Disqualification Event relating to that Covered Person, in each case occurring up to and including the date this representation is made. No Loan Party is any other reason disqualified from reliance upon Rule 506 of Regulation D for purposes of the offer, sale and issuance of the Securities.
(f)Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer, sale or issuance of the Securities.
(g)Neither the Borrower, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made, or will make, any offers or sales of any securities, or solicited or will solicit any offers to buy any securities, under circumstances that would require registration of any of the Securities under the Securities Act.
(h)The transactions contemplated by this Agreement and the other Facility Documents, including the issuance and sale of the Notes, do not contravene, or require stockholder approval pursuant to, the rules and regulations of the Principal Market.
Section 3.26.[Reserved].
Section 3.27.Status as Senior Indebtedness. All Obligations constitute senior Indebtedness entitled to the benefits of the subordination and/or intercreditor provisions contained in the applicable subordination and/or intercreditor agreements governing any subordinated Indebtedness.
Section 3.28.Jurisdictions of Organization; Chief Executive Office. Schedule 3.28 lists each Loan Party’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Loan Party’s chief executive office or sole place of business, in each case as of the Closing Date, and such Schedule 3.28 also lists all jurisdictions of organization and legal names of such Loan Party for the five years preceding the Closing Date.
Section 3.29.Deposit and Other Accounts. Schedule 3.29 lists all banks and other financial institutions securities intermediary or commodity intermediary at which any Loan Party maintains deposit, securities, commodities or similar accounts as of the Closing Date, and such Schedule 3.29 correctly identifies, as of the Closing Date, the name, address and any other relevant contact information reasonably requested by Agent or any Lender with respect to each depository or intermediary, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES OF THE LENDERS
Each Lender represents and warrants that:
Section 4.1.Acquisition for Own Account. Such Lender is acquiring the Securities for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered under, or exempted from, the registration requirements of the Securities Act; provided, however, that by making the representations herein (including the representations in Section 4.3), such Lender does not agree to hold any of the Securities for any minimum or other specific term and reserves the right to assign, transfer or otherwise dispose of any of the Securities at any time pursuant to an effective registration statement under, or an exemption from the registration requirements of, the Securities Act.
Section 4.2.Accredited Investor. Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Securities Act and has such knowledge and experience in business and financial matters so as to be capable of evaluating the merits and risks of its investment in the Securities.
Section 4.3.Exemptions. Such Lender understands that the Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Borrower is relying in part upon the truth and accuracy of, and such Lender’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of such Lender set forth herein in order to determine the availability of such exemptions. Further, such Lender understands that the Notes issued or issuable under this Agreement and the other Facility Documents are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may not be resold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from the registration requirements under the Securities Act.
Section 4.4.Diligence. Such Lender and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Loan Parties and their Subsidiaries and materials relating to the offer and sale of the Securities that have been requested by such Lender. Such Lender and its advisors, if any, have been afforded the opportunity to ask questions of the Loan Parties. None of any such inquiries, any other due diligence investigations conducted by any Lender or its advisors or its representatives, if any, and the making by such Lender or representations and warranties pursuant to this Article 4 shall modify, amend or otherwise affect such Lender’s right to rely on the representations and warranties of the Loan Parties and their Subsidiaries contained in Article 3 shall modify, amend or otherwise affect such Lender’s right to rely on the representations, warranties, covenants and agreements of the Loan Parties contained in Article 3 and elsewhere in this Agreement and the other Facility Documents.
Section 4.5.No Recommendation or Endorsement. Such Lender understands that no United States federal or state agency or any other government or Governmental Authority has passed on or made any recommendation or endorsement of the Securities or the fairness or suitability of the investment in the Securities nor have such authorities passed upon or endorsed the merits of the offering of the Securities.
ARTICLE 5.
CONDITIONS OF DISBURSEMENT
Section 5.1.Conditions to Initial Disbursement. The obligation of the Lenders to make the proceeds of the Loans available on the Closing Date shall be subject to the satisfaction (or written waiver) of the following conditions in a manner satisfactory to each Lender:
(a)Facility Documents; Other Closing Date Deliverables. Agent and the Lenders shall have received executed counterparts of this Agreement and each other Facility Document,

together with each other item, in each case, identified on the closing checklist attached hereto as Exhibit B.
(b)Costs and Expenses. All costs and expenses required to be paid on the Closing Date (including pursuant to Section 9.2) pursuant to this Agreement and the other Facility Documents, to the extent invoiced at least two (2) Business Days prior to the Closing Date, shall have been, or substantially contemporaneously with the funding of the Loans shall be, paid (which amounts, at the sole option of the Lenders, may be offset against the proceeds of the Loans).
(c)Know Your Customer Information. To the extent not already provided, at least five (5) Business Days prior to the Closing Date, Agent and the Lenders shall have received a duly executed W-9 (or other applicable tax form) of the Borrower and all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, that has been reasonably requested by Agent or any Lender at least ten (10) days in advance of the Closing Date.
(d)Absence of Default or Event of Default. No Default or Event of Default shall have occurred or would reasonably be expected to result from the funding of the Loans or the use of the proceeds therefrom.
(e)Representations and Warranties. Immediately prior to and after giving effect to the funding of the Loans and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document is true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties were true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).
(f)Proceedings. There shall not exist any Proceeding, order, injunction or decree of any Governmental Authority or in any court restraining or prohibiting (or attempting to restrain or prohibit) the funding of the Loans hereunder.
(g)Solvency Certificate. The Agent and the Lenders shall have received a Solvency Certificate duly executed by an Authorized Officer of the Borrower.
(h)Conditions Precedent Certificate. Each Lender shall have received a certificate from an Authorized Officer certifying that all of the conditions set forth in this Section 5.1 are satisfied.
(i)Legal Opinions. The Agent and the Lenders shall have received an opinion letter from Cooley LLP, counsel to the Borrower, in form and substance reasonably satisfactory to the Lenders.
(j)Indebtedness. After giving effect to the funding of the Initial Disbursement, neither the Borrower nor any of its Subsidiaries shall have any third party Indebtedness for borrowed money other than Indebtedness hereunder, the Deerfield Convertible Debt and other Indebtedness permitted under the Facility Documents.

(k)Collateral. All actions necessary to establish that the Agent (for the benefit of itself, the Lenders and the other Secured Parties) will have perfected, first-priority Lien (subject to Permitted Liens) in the Collateral shall have been taken. Notwithstanding anything in this Agreement to the contrary, it is understood that, to the extent the granting or perfection of any security interest in the Collateral requires a filing of any Collateral Documents in any jurisdiction outside the United States, the perfection or provision of such security interest will not constitute a condition precedent to the availability of the Loan on the Closing Date, but the Loan Parties agree to perfect and/or provide, as applicable, such security interest no later than 60 days after the Closing Date (subject to extension by the Agent in its reasonable discretion and subject to the Agreed Security Principles).
Section 5.2.Conditions to Second Disbursement and Third Disbursement. The obligation of the Lenders to make the proceeds of the Loans available on the Second Disbursement Date and the Third Disbursement Date shall be subject to the satisfaction (or written waiver) of the following conditions in a manner satisfactory to each Lender:
(a)Delivery of Disbursement Request. The Agent shall have received a duly completed and fully executed Disbursement Request not more than twenty (20) or fewer than ten (10) days prior to the applicable Disbursement Date.
(b)Absence of Default or Event of Default. No Default or Event of Default shall have occurred or would reasonably be expected to result from the funding of the applicable Disbursement or the use of the proceeds therefrom.
(c)Representations and Warranties. Immediately prior to and after giving effect to the funding of the applicable Disbursement and the use of proceeds thereof, each representation and warranty by any Loan Party or any of its Subsidiaries contained herein or in any other Facility Document shall be true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such date, except to the extent that such representation or warranty expressly relates to an earlier date (in which event such representations and warranties shall have been true, correct and complete in all material respects (without duplication of any materiality qualifier contained therein) as of such earlier date).
ARTICLE 6.
AFFIRMATIVE COVENANTS
Section 6.1.Preservation of Existence, Etc. The Loan Parties shall and shall cause their Subsidiaries to (a) preserve and maintain in full force and effect their organizational existence and good standing (to the extent such concept is applicable) under the Applicable Laws of its jurisdiction of incorporation, organization or formation, as applicable, except in connection with a transaction permitted under Section 7.1 or any liquidation of any Subsidiary into any other Subsidiary or the Borrower (provided that if such Subsidiary is a Loan Party, such liquidation shall be into a Loan Party) and (b) preserve and maintain all qualifications to do business in each other jurisdiction not covered by clause (b) above in which the failure to be so qualified would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.2.Compliance with Laws. The Loan Parties shall, and shall cause their Subsidiaries to, (a) comply in all respects with all Applicable Laws (including Health Care Laws), except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to so comply would not reasonably be expected to have a Material Adverse Effect, and (b) maintain in effect and enforce policies and procedures designed to ensure compliance by the Loan Parties, their Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.
Section 6.3.Authorizations. The Loan Parties shall, and shall cause their Subsidiaries to, obtain, make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, and Authorizations material to the conduct of their businesses, except as would not reasonably be expected to have a Material Adverse Effect.
Section 6.4.Maintenance of Property. Each Loan Party shall, except as otherwise permitted by this Agreement, maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its assets and property that are material to its businesses in good working order and condition, ordinary wear and tear and casualty and condemnation excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the ordinary course of business consistent with past practices.
Section 6.5.Insurance. The Loan Parties shall, and shall cause each of their Subsidiaries to, maintain with financially sound and reputable insurance companies insurance with respect to their assets, properties and businesses, against such hazards and liabilities, of such types and in such amounts, as is customarily maintained by companies in the same or similar businesses similarly situated. Each such policy of insurance shall, within 30 days after the Closing Date, be endorsed, (a) in the case of each liability policy, to name Agent (on behalf, and for the benefit, of, the Secured Parties) as an additional insured thereunder as its interests may appear and (b) in the case of each casualty insurance policy, to contain a lender’s loss payable clause or endorsement that names Agent, (on behalf, and for the benefit, of the Secured Parties), as the lender’s loss payee thereunder and, to the extent available, provide the insurer will give at least thirty (30) days’ prior written notice to Agent of any modification or cancellation of such policy (or ten (10) days’ prior written notice in the case of the failure to pay any premiums thereunder). A true and complete listing of such insurance, including issuers, coverages and deductibles, shall be provided to Agent and the applicable Lender(s) promptly following Agent’s or any Lender’s request.
Section 6.6.Payment of Taxes. Each Loan Party shall, and shall cause each of its Subsidiaries to, pay all material Taxes, assessments, levies and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all other material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, that no such Tax, assessment, levy, charge or claim need be paid if it is being contested in good faith by appropriate Proceedings promptly instituted and diligently conducted, so long as (a) adequate reserves or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made therefor and (b) in the case of a Tax, assessment, charge or claim that has or may become a Lien against any of the Collateral, such Proceedings operate to stay the sale of any portion of the Collateral to satisfy such charge or claim.
Section 6.7.Notices. The Loan Parties shall promptly (and, in any event, within two (2) Business Days) notify the Agent in writing of the occurrence of (i) any Default or Event of Default; (ii) any default or event of default under any Qualifying Subordinated Debt, or (iii) any event or occurrence or series of related events or occurrences that has had a Material Adverse Effect.

Section 6.8.SEC Documents; Financial Statements. The Borrower shall comply in all respects with its filing requirements under Section 13 or 15(d) of the Exchange Act, as applicable, and shall, within three (3) Business Days after the filing of its quarterly unaudited and annual audited consolidated and consolidating financial statements, deliver to Agent a Compliance Certificate. From the Closing Date until the first date on which no Notes remain outstanding (the period ending on such date, the “Reporting Period”), the Borrower shall timely (without giving effect to any extensions pursuant to Rule 12b-25 of the Exchange Act) file (or furnish, as applicable) all SEC Documents required to be filed with (or furnished to) the SEC pursuant to the Exchange Act, and the Borrower and its Subsidiaries shall not terminate the registration of the Common Stock under the Exchange Act or otherwise terminate its status as an issuer required to file reports under the Exchange Act, even if the securities laws would otherwise permit any such termination. None of such SEC Documents, when filed or furnished, shall contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. All financial statements included in any such SEC Documents shall fairly present in all material respects the consolidated financial position of the Borrower and its Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods presented and shall have been prepared in accordance with GAAP, consistently applied (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments that are not material individually or in the aggregate and lack of footnote disclosures). Any audit or report of the Borrower’s independent certified public accountants on any financial statements included in any such SEC Document shall (i) contain an unqualified opinion stating that such consolidated financial statements present fairly in all material respects the consolidated financial position and results of operations and cash flows of the Borrower and its Subsidiaries as of the dates thereof and for the periods presented and have been prepared in conformity with GAAP applied on a basis consistent with prior years, and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status. No financial statements included in any such SEC Document shall include any statement in the footnotes thereto that indicates there is substantial doubt about the Borrower’s ability to continue as a going concern (or any statement to similar effect) (except as a result of the impending Maturity Date). Within 90 days after the end of each fiscal year of the Borrower, the Loan Parties and their Subsidiaries shall deliver to Agent and the Lenders an updated Perfection Certificate. All calculations in any Compliance Certificate will be made in accordance with Accounting Principles and the applicable terms and provisions of this Agreement and the other Facility Documents. Upon the reasonable request of any Secured Party, the Loan Parties and their Subsidiaries shall promptly deliver to such Secured Party such additional business, financial, corporate affairs, perfection certificates (including Perfection Certificates), items or documents related to creation, perfection, protection, maintenance, enforcement or priority of Agent’s Liens on the Collateral and other information as any Secured Party may from time to time reasonably request.
Section 6.9.Disclosure. Subject to Section 6.12, each Loan Party shall, and shall cause each of its Subsidiaries to, ensure that all written information, exhibits and reports furnished to any Secured Party, when taken as a whole, do not and will not (or does not, as applicable) contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to Agent and the Lenders and correct any defect or error that may be discovered therein or in any Facility Document or in the execution, acknowledgement or recordation thereof.
Section 6.10.Further Assurances. Promptly upon (but, in any event, within five (5) Business Days after) the request of the Required Lenders (or the Agent acting at the direction of the Required Lenders), the Loan Parties shall (and, subject to the limitations set forth herein and in the other Facility Documents including the Agreed Security Principles, shall cause each of their Subsidiaries, other than

Excluded Subsidiaries, to) take such additional actions and execute such documents as the Required Lenders (or the Agent acting at the direction of the Required Lenders) may reasonably require from time to time in order (a) to carry out more effectively the purposes of this Agreement or any other Facility Document, and (b) to subject to the Liens created by any of the Facility Documents any of the assets or properties, rights or interests covered by any of the Facility Documents, (c) to perfect and maintain the validity, effectiveness and priority of any of the Facility Documents and the Liens intended to be created thereby, and (d) to better assure, grant, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Facility Document. Without limiting the generality of the foregoing, the Loan Parties shall cause each of their Subsidiaries, other than Excluded Subsidiaries, within thirty (30) days in the case of Subsidiaries that are not Foreign Subsidiaries and forty-five (45) days in the case of Foreign Subsidiaries (or such later date as may be agreed to by the Required Lenders in their sole discretion) of the date of the formation (including pursuant to a Division/Series Transaction) or acquisition thereof or the date such Subsidiary ceases to be, or to be deemed, an Excluded Subsidiary, to Guarantee the Obligations and to cause each such Subsidiary to join the applicable Collateral Documents in order to grant to Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations set forth herein and in the Facility Documents, all of such Subsidiary’s assets and property (other than Excluded Assets) to secure such Guarantee and to take such other actions reasonably requested by the Required Lenders with respect to making any such Subsidiary a Loan Party under the Facility Documents. Furthermore, the Borrower shall notify Agent and the Lenders in writing within ten (10) Business Days of the date of (i) the formation (including pursuant to a Division/Series Transaction) or acquisition of any Subsidiary or (ii) the issuance by or to any Loan Party (other than by the Borrower) of any Stock (other than Excluded Equity Interests). Each Loan Party shall promptly after (and in any event within thirty (30) days in the case of a Subsidiary that is not a Foreign Subsidiary and forty-five (45) days in the case of a Foreign Subsidiary (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) the date of (A) formation (including pursuant to a Division/Series Transaction) or acquisition of such Subsidiary or (B) the issuance of any shares of Stock (other than Excluded Equity Interests) of such Subsidiary, pledge, and shall cause each of its Subsidiaries (other than Excluded Subsidiaries) to pledge, to Agent, for the benefit of the Secured Parties, to secure the Obligations, all of the Stock (other than Excluded Equity Interests) of each of its respective Subsidiaries; provided, however, if and only for so long as, with respect any Foreign Subsidiary that is directly owned by a Loan Party, such pledge (w) could reasonably be expected to result in material adverse tax consequences to the Loan Parties, (x) is treated as a “controlled foreign corporation” under Section 957 of the Code, and (y) the dividends of which are not entitled to the dividends received deduction under Section 254A of the Code, then such pledge shall be limited to sixty-five percent (65%) of the outstanding voting Stock and one hundred percent (100%) of the outstanding non-voting Stock of each such Foreign Subsidiary. The Loan Parties shall deliver, or cause to be delivered, promptly after (and in any event within five (5) Business Days (or such later date as may be agreed to by the Required Lenders in their sole discretion) after) such date to Agent and the Lenders, appropriate resolutions, secretary certificates, certified Organizational Documents and, if requested by any Lender, legal opinions relating to the matters described in this Section 6.10 (which opinions shall be in form and substance reasonably acceptable to the Required Lenders and, to the extent applicable, substantially similar to the opinions delivered on the Closing Date), in each instance with respect to (1) each Loan Party or Subsidiary formed (including pursuant to a Division/Series Transaction) or acquired and (2) each Loan Party or Person (other than a Loan Party) whose Stock is being pledged, in each case of clauses (1) and (2), after the Closing Date. In connection with each pledge of Stock, on or prior to the date of any such pledge of Stock, the Loan Parties shall deliver, or cause to be delivered, to Agent, irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank, in each case, in form and substance reasonably satisfactory to the Required Lenders. Notwithstanding the foregoing, the Loan

Parties will not be required to take any actions to grant or perfect any security interest in any jurisdiction other than the Covered Jurisdictions as set forth in the Agreed Security Principles.
Section 6.11.[Reserved.]
Section 6.12.Disclosure; No Inside Information.
(a)At or prior to 8:00 a.m. (New York City time) on the first Business Day following the Closing Date, the Borrower shall file with the SEC one or more Forms 8-K describing the terms of the Transactions and the other transactions contemplated by the Facility Documents and including as exhibits to such Form(s) 8-K this Agreement (without redaction) (such Form or Forms 8-K, collectively, the “Announcing Form 8-K”).
(b)At or prior to 8:00 a.m. (New York City time) on the first Business Day following each of the date of the Company’s delivery of a Disbursement Request, the Second Disbursement Date and the Third Disbursement Date (as applicable), the Borrower shall file with the SEC a Form 8-K disclosing the occurrence thereof and any Inside Information (if any) provided or made available to any Secured Party (or any such Secured Party’s Affiliates, agents or representatives) in connection therewith (each such Form 8-K, an “Additional Form 8-K”). Subject to the foregoing, no Loan Party shall (and no Loan Party shall permit any of its Affiliates to) issue any press releases or any other public statements with respect to the transactions contemplated by any Facility Document or disclosing the name of any Secured Party or any of its Affiliates; provided, however, that the Borrower shall be entitled, without the prior approval of any Secured Party, to make any press release or other public disclosure with respect to such transactions (i) in substantial conformity with the Announcing Form 8-K or any Additional Form 8-K (as applicable) and contemporaneously therewith, (ii) in its SEC Documents for the purpose of describing such transactions and the accounting thereof, and (iii) as is required by Applicable Law and regulations (provided that each Secured Party shall be consulted by the Borrower in connection with its initial press release regarding such transactions prior to its release and shall be provided with a copy thereof).
(c)Each Loan Party shall not, and shall cause each of its employees, officers, directors (or equivalent persons), Affiliates, attorneys, agents and representatives to not, provide any Secured Party or any of its Affiliates, attorneys, agents or representatives with any Inside Information from and after the filing of the Announcing Form 8-K with the SEC without the express prior written consent of such Secured Party. Each Loan Party hereby acknowledges and agrees that, notwithstanding the provisions of this Section 6.12, no Secured Party (nor any of such Secured Party’s Affiliates, attorneys, agents or representatives) shall have any duty of trust or confidence (including any obligation under any confidentiality or non-disclosure agreement entered into by such Secured Party) with respect to, or any obligation not to trade in any securities while aware of, any Inside Information (i) provided by, or on behalf of, any Loan Party, any of its Affiliates or any of its officers, directors (or equivalent persons), employees, attorneys, agents or representatives in violation of any of the representations, covenants, provisions or agreements set forth in this Section 6.12 or (ii) otherwise possessed (or continued to be possessed) by any Secured Party (or any Affiliate, agent or representative thereof) as a result of any breach or violation of any representation, covenant, provision or agreement set forth in this Section 6.12. The Loan Parties understand and acknowledge that the Secured Parties, their Affiliates and Persons acting on their behalf will rely on the provisions of this Section 6.12 in effecting transactions in the Securities and other securities of the Borrower and of other Persons.

(d)Notwithstanding anything to the contrary herein, in the event that any Loan Party believes that a notice or communication to any Secured Party or any of its Affiliates, attorneys, agents or representatives contains Inside Information, the Borrower shall (i) so indicate to such Secured Party prior to delivery of such notice or communication, and such indication shall provide the Secured Party the means to refuse in writing to receive such notice or communication (and in the absence of any such indication, the Secured Parties, the other holders of the Securities and their respective Affiliates, agents and representatives shall be allowed to presume that all matters relating to such notice or communication do not constitute Inside Information), and (ii) provide such notice or communication to counsel to such Secured Party (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Secured Party). In the event that, in compliance with the foregoing, the Borrower indicates to a Secured Party that a notice or other communication contains Inside Information and such Secured Party then refuses to accept such notice or other communication, the Borrower shall be excused from any obligation hereunder to provide such notice or other communication to such Secured Party (subject to the Borrower’s obligation to provide such notice or communication to counsel for such Secured Party). In the event that the Borrower either (A) fails to indicate that a notice or communication to a Secured Party contains Inside Information or otherwise provides any Secured Party with Inside Information without such Secured Party’s prior written consent or (B) provides such notice or communication to the Secured Parties notwithstanding the Secured Parties’ refusal in writing to receive such notice or communication, the Secured Parties shall have the right to make a public disclosure in the form of a press release, public advertisement or otherwise, of the applicable Inside Information without the prior approval by any Loan Party, its Subsidiaries or Affiliates, or any of its or their respective officers, directors (or equivalent persons), employees, attorneys, representatives or agents, and no Secured Party shall have any liability to any Loan Party, any of its Subsidiaries or Affiliates or any of its or their respective officers, directors (or equivalent persons), employees, stockholders, attorneys, representatives or agents for any such disclosure; provided, however, that, prior to making any such disclosure, the applicable Secured Party shall provide written notice to the Borrower of its intent to do so and shall not make such disclosure if the Borrower makes public disclosure (in the form of a widely disseminated press release, a public filing with the SEC or other manner compliant with Regulation FD) of the applicable Inside Information within one (1) Business Day after the delivery of such notice to the Borrower; provided, further, however, that the applicable Secured Party shall not be entitled to make such disclosure in the event that (X) within one (1) Business Day after the delivery of such notice to the Borrower, the Borrower disputes in good faith that the applicable information constitutes Inside Information and communicates that in writing to the applicable Secured Party, (Y) the Borrower (at its sole expense) within three (3) Business Days following the delivery of such notice to the Borrower submits the matter to Cooley LLP or another nationally recognized law firm with expertise in securities laws selected by the Borrower for a determination as to whether such information constitutes Inside Information, and (Z) within three (3) Business Days following the delivery of such notice to the Borrower, such law firm advises the Borrower and such Secured Party in writing that the applicable information does not constitute Inside Information.
(e)Notwithstanding the foregoing, to the extent the Borrower reasonably and in good faith determines that it is necessary to disclose Inside Information to a Secured Party for purposes relating to any of the Facility Documents (a “Necessary Disclosure”), the Borrower shall inform counsel to such Secured Party (which shall be Katten Muchin Rosenman LLP (Attn: Mark D. Wood) or such other counsel as shall have been designated in writing by such Secured Party) of such determination without disclosing the applicable Inside Information, and the

Borrower and such counsel on behalf of the applicable Secured Party shall endeavor to agree upon a process for making such Necessary Disclosure to the applicable Secured Party or its representatives that is mutually acceptable to such Secured Party and the Borrower (an “Agreed Disclosure Process”). Thereafter, the Borrower shall be permitted to make such Necessary Disclosure (only) in accordance with the Agreed Disclosure Process.
(f)The Borrower shall not (shall cause its Affiliates not to) assert that any Lender or any Affiliate of any Lender is in possession of any Inside Information merely because such Inside Information was provided to the Agent or any attorney or agent of any Lender.
Section 6.13.Environmental Matters. Each Loan Party shall, and shall cause each of its Subsidiaries to, comply with, and maintain its Real Estate, whether owned, leased, subleased or otherwise operated or occupied, in compliance with all applicable Environmental Laws or as is required by orders and directives of any Governmental Authority except where the failure to comply would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
Section 6.14.Use of Proceeds. The proceeds of each Disbursement will be used on the applicable Disbursement Date solely as follows: (a) first, to repay the Fiagon Obligations then owing, (b) second, to pay fees, costs and expenses related to the Transactions, and, (c) third, for working capital and general corporate purposes.
Section 6.15.ERISA Notices. Promptly upon becoming aware that any of the following has occurred, the Borrower will provide written notice to the Lenders specifying the nature of such event, what action the Loan Party or any ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, if applicable, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto: (a) any ERISA Event, or (b) a “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, with respect to any Employee Benefit Plan.
Section 6.16.Inspections. Each Loan Party shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased or controlled property, at any time, upon reasonable advance notice and during normal business hours: (a) provide access to such property to Agent, the Lenders and their respective representatives and (b) permit Agent or any Lender to conduct field examinations, appraise, inspect, and make extracts and copies (or take originals if reasonably necessary) from all of such Loan Party’s and its Subsidiaries’ books and records, and evaluate and conduct appraisals and evaluations in any manner and through any medium that Agent or any Lender considers advisable; provided that, if no Event of Default has occurred and is continuing, (i) no more than one such inspection shall be conducted in any twelve (12)-month period, and (ii) the Loan Parties shall only be required to reimburse the Agent and the Lenders for one such inspection in any twelve (12)-month period.
Section 6.17.Control Agreements. Each Loan Party shall enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements with respect to each deposit, securities, commodity or similar account maintained by such Person (other than Excluded Accounts) as of and after the Closing Date; provided, however, that the Loan Parties shall have until the date that is forty-five (45) days following the Closing Date (or such later date as may be agreed to by the Agent in its sole discretion) to comply with the provisions of this Section 6.17 with regard to such accounts (other than Excluded Accounts) of the Loan Parties existing on the Closing Date.

Section 6.18.Form D. The Borrower shall timely file a Form D (and, in connection with any Subsequent Disbursement, an amendment thereto) with respect to the offering of the Securities under the Facility Documents as required by Rule 503 under the Securities Act and to provide a copy thereof to each Secured Party promptly after such filing. The Borrower shall make all filings and reports relating to the offer and sale of the Securities required under applicable securities or “Blue Sky” laws of the states of the United States following the Closing Date (and, as applicable, any other Disbursement Date).
Section 6.19.Post-Closing Obligations. Each Loan Party shall, within the time periods specified on Schedule 6.19 (as each may be extended by the Agent in its sole discretion), provide such documents and complete such actions as are set forth on Schedule 6.19.
ARTICLE 7.
NEGATIVE COVENANTS
Section 7.1.Merger, Consolidation, Etc. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, (a) merge with, consolidate with or into, dissolve or liquidate into or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except (i) a Subsidiary that is not a Loan Party may merge into any Loan Party or any Subsidiary of a Loan Party, (ii) a Subsidiary that is a Loan Party may merge into any other Loan Party, (iii) any Subsidiary of the Borrower may liquidate or dissolve if, to the extent such Subsidiary is a Guarantor, any such assets or business held by such subject Subsidiary shall be transferred to, or otherwise owned or conducted by, a Loan Party after giving effect to such liquidation or dissolution, (iv) Permitted Acquisitions (provided that, to the extent any such transaction involves (x) a Loan Party, the Loan Party is the surviving Person, or (y) Borrower, Borrower is the surviving Person), and (v) any Subsidiary may merge or consolidate with any other Person in order to consummate a disposition permitted under Section 7.14, or (b) consummate any Division/Series Transaction. No Loan Party shall, nor shall permit any of its Subsidiaries to, establish or form any Subsidiary, unless such Subsidiary complies with Section 6.12 and such Subsidiary executes and/or delivers all other documents, agreements and instruments reasonably requested by Agent or any Lenders to perfect a Lien in favor of Agent (for the benefit of the Secured Parties) on such Subsidiary’s assets and to make such Subsidiary a Guarantor under the Facility Documents in accordance with Section 6.10.
Section 7.2.Liens. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any of its assets or property, except:
(a)Liens existing on the Closing Date and set forth on Schedule 7.2(a);
(b)carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business that secure obligations that are not delinquent or remain payable without penalty or that are being contested in good faith and by appropriate Proceedings, which Proceedings have the effect of preventing the forfeiture or sale of the assets or property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;
(c)Liens for Taxes, assessments or governmental charges or levies, in each case imposed by law or arising in the ordinary course of business for amounts that are not past due or payable or that are being contested in good faith by appropriate Proceedings, which Proceedings have the effect of preventing the forfeiture or sale of the property subject thereto, and for which adequate reserves in accordance with GAAP are being maintained;
(d)(i) Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default and (ii) pledges or cash deposits made in lieu of, or to secure the performance of, judgment or appeal bonds in respect to such judgments and Proceedings described in the foregoing clause (i);
(e)banker’s liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with depository institutions and payment processors; provided that such deposit accounts or funds are not established or deposited for the purpose of providing collateral for any Indebtedness;
(f)Liens (other than any Lien imposed by ERISA) (i) consisting of pledges or deposits required in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure the performance of tenders, statutory obligations, surety, stay, customs and appeals bonds, bids, leases (other than Capital Leases), governmental contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Funded Indebtedness) or to secure liability to insurance carriers and (ii) in respect of letters of credit, bank guarantees or similar instruments issued for the account of Borrower or any Subsidiary in the ordinary course of business supporting obligations of the types described in the foregoing clause (i);
(g)easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, do not affect the value or marketability of such real property and which do not in any case materially interfere with the conduct of the business of any Loan Party or its Subsidiaries;
(h)non-exclusive licenses and non-exclusive sublicenses granted by a Loan Party or any Subsidiary of a Loan Party and leases and subleases (by a Loan Party or any Subsidiary of a Loan Party as lessor or sublessor) to third parties in the ordinary course of business not interfering with the business of the Loan Parties or any of their Subsidiaries;
(i)Liens of a collection bank arising under Section 4-210 of the UCC (or equivalent in foreign jurisdictions) on items in the course of collection;
(j)Liens on any assets or property acquired or held by any Loan Party or any Subsidiary of any Loan Party securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such assets or property and permitted under Section 7.3(c); provided that (i) such Lien attaches solely to the assets or property so acquired in such transaction and the proceeds thereof within one hundred twenty (120) days of such acquisition and (ii) the principal amount of the Indebtedness secured thereby does not exceed 100% of the cost of such assets or property;
(k)Liens securing Capital Lease Obligations permitted under Section 7.3(c), to the extent such Lien attaches solely to the property financed in such transaction and the proceeds thereof;

(l)Liens arising from the filing of precautionary UCC financing statements with respect to any lease not prohibited by this Agreement;
(m)Liens arising out of consignment or similar arrangements for the sale of goods entered into by the Borrower or any Subsidiary of the Borrower in the ordinary course of business consistent with past practices;
(n)Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the ordinary course of business consistent with past practices;
(o)Liens on unearned insurance premiums securing the financing thereof to the extent permitted under Section 7.3(k);
(p)Liens solely on cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in the ordinary course of business; and
(q)Permitted Licenses;
(r)leases and subleases of Real Estate entered into in the ordinary course of business that do not materially interfere with the conduct of business of the Borrower and its Subsidiaries;
(s)Liens consisting of security deposits with respect to the Borrower’s or any Subsidiary’s leased locations as security for its obligations under the lease agreements for such locations where a bank is unable to provide a letter of credit to secure such obligations;
(t)any interest or title of a lessor or licensor under any lease, sublease, license or sublicense granted to the Borrower or any Subsidiary;
(u)Liens in favor of the Secured Parties under the Facility Documents;
(v)Liens in the nature of the right of setoff in favor of counterparties to contractual agreements with any Loan Party in the ordinary course of business;
(w)cash collateral securing letters of credit permitted under Section 7.3(o);
(x)(i) Liens securing the Fiagon Obligations pursuant to the Fiagon Agreement as in effect on the Closing Date and (ii) Liens securing Permitted Acquisition Debt permitted under Section 7.3(o); provided, in the case of this clause (ii), that such Liens are limited to the assets acquired in the related Permitted Acquisition (and the products and proceeds thereof and after-acquired property that is affixed or incorporated into the property covered by such Liens);
(y)Liens securing an aggregate outstanding amount of Permitted Earn-Outs not to exceed $25,000,000 at any time, so long as such Liens are limited to the assets acquired in the related Permitted Acquisition (and the products and proceeds thereof and after-acquired property that is affixed or incorporated into the property covered by such Liens); and
(z)Liens incurred in the extension, renewal or refinancing of any Indebtedness secured by Liens described in clauses (a), (j), (k), (t), (u), (w) and (x)(ii) above; provided that any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of any such Indebtedness may not increase.
Section 7.3.Indebtedness. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume, Guarantee, permit to exist or be liable with respect to any Indebtedness, other than:
(a)Indebtedness existing as of the Closing Date and set forth on Schedule 7.3(a) attached hereto;
(b)the Obligations;
(c)Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding, consisting of Capital Lease Obligations, vendor financing or Indebtedness secured by Liens permitted by Sections 7.2(j) and (k);
(d)Indebtedness in respect of treasury, depository, and cash management services, including netting services, overdraft protections, controlled disbursement services, ACH and electronic funds transfer, credit cards, merchant cards, purchase cards and debit cards (including procurement cards or p-cards), non-card e-payables services, lockbox services, stop payment services, wire transfer services, arrangements in respect of pooled deposit or sweep accounts, check endorsement guarantees, and other similar and customary services in connection with deposit accounts incurred in the ordinary course of business;
(e)Indebtedness to employees in respect of benefit plans and employment and severance arrangements;
(f)Indebtedness with respect to performance bonds, surety and appeal bonds and similar instruments incurred in the ordinary course of business;
(g)Indebtedness arising under Guarantees made in the ordinary course of business of obligations of any Loan Party that are otherwise expressly permitted hereunder; provided that if such obligation is subordinated to the Obligations, such Guarantee shall be subordinated to the Obligations to the same extent;
(h)Indebtedness consisting of unsecured intercompany loans among the Borrower the other Loan Parties;
(i)Indebtedness arising with respect to customary indemnification obligations and purchase price adjustments in favor of (i) sellers in connection with Acquisitions or similar investments and (ii) purchasers in connection with dispositions of assets;
(j)endorsements for collection or deposit in the ordinary course of business;
(k)Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;
(l)Qualifying Subordinated Debt;
(m)the Deerfield Convertible Debt;

(n)Swap Contracts entered into in the ordinary course of business for bona fide hedging purposes and not for speculation;
(o)Permitted Acquisition Debt in an aggregate principal amount, (i) with respect to any Permitted Acquisition, not to exceed twenty percent (20%) of the aggregate consideration payable in respect of such Permitted Acquisition (including any assumed Funded Indebtedness but excluded any other Indebtedness) as of the date of consummation of such Permitted Acquisition and (ii) in the aggregate not to exceed $75,000,000 outstanding at any time;
(p)the Fiagon Obligations;
(q)Indebtedness in respect of letters of credit (including trade letters of credit), bank guarantees or similar instruments issued or incurred in the ordinary course of business in an aggregate outstanding face amount not to exceed $5,000,000;
(r)leases or subleases of real property, to the extent characterized as Indebtedness under GAAP; and
(s)Permitted Earn-Outs.
Notwithstanding anything to the contrary herein, the accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of preferred stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this definition.
Section 7.4.Affiliate Transactions. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, directly or indirectly, (a) enter into any transaction with any Affiliate of a Loan Party (other than transactions between or among Loan Parties and their Subsidiaries; provided that, if a Loan Party is a party to such transaction, such transaction shall be on an arm’s-length basis or the terms of such transaction shall be at least as favorable, taken as a whole, to such Loan Party as they are to such Subsidiary that is a party to such transaction), (b) pay any management, consulting or similar fees to any of the foregoing, (c) pay or reimburse any of the foregoing for any costs, expenses and similar items, or (d) make any indemnification payments to any such Person, except in each case of the foregoing clauses (a) through (e), (i) in the ordinary course of business and pursuant to the reasonable requirements of the business of such Loan Party or such Subsidiary upon fair and reasonable terms no less favorable to such Loan Party or such Subsidiary than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate of Borrower or such Subsidiary, (ii) customary compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any Subsidiary in the ordinary course of business and (iii) transactions in connection with any bona fide equity financing transaction not prohibited hereunder.
Section 7.5.Conduct of Business. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, engage in any line of business materially different from those lines of business carried on by it on the Closing Date other than any business reasonably related, complementary, ancillary, supplemental or incidental thereto or any reasonable extension thereof.
Section 7.6.Amendments to Organizational Documents and Fiagon Documents. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, amend, restate,

supplement, change, replace or otherwise modify (or waive or consent to any diversions from, or actions or inactions affecting) any of its Organizational Documents or the Fiagon Agreement, in each case other than (a) amendments or other modifications to a Loan Party’s or Subsidiary’s Organizational Documents required under this Agreement and (b) such amendments or modifications to a Loan Party’s or Subsidiary’s Organizational Documents or the Fiagon Agreement that would not, in each case, adversely affect the rights or remedies of Agent or Lenders in any material respect.
Section 7.7.Accounting and Organizational Changes. No Loan Party shall, and no Loan Party shall suffer or permit any of its Subsidiaries to, (a) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (b) change the fiscal year or method for determining the fiscal quarters of any Loan Party or of any Subsidiary of any Loan Party (other than for the purpose of conforming the fiscal year of any Subsidiary to that of the Borrower), (c) change its name as it appears in official filings in its jurisdiction of organization or formation, (d) change its jurisdiction of organization or formation, (e) change its entity identity, (f) change its organizational identification number (if any) or (g) change the address of its chief executive office or principal place of business, in the case of clauses (c), (d), (e), (f) and (g), without at least ten (10) days’ prior written notice to Agent and the Lenders (or such shorter period as may be agreed by the Required Lenders in their sole discretion).
Section 7.8.Payments of Qualifying Subordinated Debt. No Loan Party shall, nor shall it permit any of its Affiliates to, directly or indirectly, purchase, redeem or defease earlier than scheduled or prepay any principal of, premium, if any, interest or other amount payable in respect of any Qualifying Subordinated Debt, except (a) upon any exchange or conversion of any such Indebtedness by the holders thereof pursuant to its terms, the Borrower may pay or prepay the principal on such Indebtedness subject to such conversion, and interest with respect thereto, but only in Stock (other than Disqualified Stock) of the Borrower (or cash in lieu of fractional shares of Stock of the Borrower), (b) in connection with any refinancing thereof with the proceeds of Qualifying Subordinated Debt, (c) in connection with the settlement, repayment, redemption, retirement or acquisition for value of any such Indebtedness in exchange for shares of Stock of the Borrower (other than Disqualified Stock), together with cash in lieu of fractional shares and cash payments in respect of any current accrued and unpaid cash interest on any such Indebtedness, and (d) in connection with the repurchase, redemption, retirement or acquisition for value of any such Indebtedness with the proceeds of any substantially concurrent offering of Stock of the Borrower (other than Disqualified Stock).
Section 7.9.Burdensome Agreements and Negative Pledges. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Loan Party or Subsidiary to pay dividends or make any other distribution on any of such Loan Party’s or Subsidiary’s Stock or to pay fees or make other payments and distributions to any Loan Party or any of its Subsidiaries, except for (a) those in the Facility Documents; (b) those imposed by Applicable law; (c) customary provisions restricting subletting or assignment of any lease governing a leasehold interest, or sublicensing or assignment of any licenses, of a Subsidiary; (d) customary provisions restricting assignment of any agreement entered into by a Subsidiary in the ordinary course of business (provided that such provision was not implemented for the purposes of avoiding the limitations set forth in this Section 7.9); (e) any Lien permitted by Section 7.2 restricting the transfer or encumbrance of the property subject thereto; (f) customary restrictions and conditions contained in any agreement relating to any transaction permitted under Section 7.1 (provided that such restrictions and conditions were not implemented for the purposes of avoiding the limitations set forth in this Section 7.9); (g) any agreement in effect at the time such Subsidiary becomes a Subsidiary of Borrower, so long as such agreement was not entered into in connection with or in contemplation of such person becoming a Subsidiary of

Borrower; (h) customary provisions in partnership agreements, limited liability company organizational governance documents, asset sale and stock sale agreements and other similar agreements entered into in the ordinary course of business that restrict the transfer of ownership interests in such partnership, limited liability company or similar person (provided that such provision was not implemented for the purposes of avoiding the limitations set forth in this Section 7.9); (i) restrictions on cash or other deposits or net worth imposed by suppliers or landlords under contracts entered into in the ordinary course of business; (j) any instrument governing any Qualifying Subordinated Debt, Permitted Acquisition Debt or Permitted Earn-Outs; and (k) any encumbrances or restrictions imposed by any amendments or refinancings that are otherwise permitted by the Facility Documents or the contracts, instruments or obligations referred to in clauses (a), (e), (g), (j) or (k) above; provided that such amendments or refinancings are no more restrictive in any material respect with respect to such encumbrances and restrictions than those in effect prior to such amendment or refinancing. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, enter into, assume or become subject to any obligation prohibiting or otherwise restricting the ability of the Borrower and the other Loan Parties to make all payments of Obligations under the Facility Documents as and when due and payable or otherwise permitted to be paid.
Section 7.10.OFAC; Patriot Act; Anti-Corruption Laws. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, violate in any material respect the laws, regulations and executive orders referred to in Section 3.24. No Loan Party or Subsidiary of a Loan Party, nor to the knowledge of any Loan Party or any of its Subsidiaries, any director, officer, agent, employee or other Person acting on behalf of any Loan Party or any such Subsidiary, will request or use the proceeds of any Loan, directly or indirectly, (a) for any payments to any Person, including any government official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, or otherwise take any action, directly or indirectly, that would result in a violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Person on the SDN List or a government of a Sanctioned Country, to the extent such activities, business or transaction would be prohibited by applicable Sanctions, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto. Furthermore, the Loan Parties will not, and will not permit their Subsidiaries to, directly or indirectly, use the proceeds of the transaction, or lend, contribute or otherwise make available such proceeds to any Subsidiary, Affiliate, joint venture partner or other Person, to fund any activities of, or business with, any Person, or in any country or territory, that, in each case, at the time of such funding, is the subject of Sanctions prohibiting such funding, or in any other manner that will result in a violation by any Person participating in the transaction of any Sanctions.
Section 7.11.Investment Company Act. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, be an “investment company” as such term is defined in the Investment Company Act, or to otherwise be registered under or required to be registered under the Investment Company Act.
Section 7.12.Restricted Payments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make any Restricted Payments, except that:
(a)(i) the Borrower may declare and make dividend payments or other distributions payable solely in its Stock and (ii) any Subsidiary of a Borrower may declare and pay dividends to a Borrower or any other Subsidiary of a Borrower;

(b)(i) repurchases of Stock deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities if such Stock represents a portion of the exercise, conversion or exchange price thereof, and (ii) repurchases of Stock deemed to occur upon the withholding of a portion of the Stock granted or awarded to a current or former officer, director, employee or consultant to pay for the taxes payable by such person upon such grant or award (or upon vesting thereof);
(c)Restricted Payments with the proceeds received from the substantially concurrent issuance of Stock of the Borrower (other than Disqualified Stock);
(d)Permitted Equity Swaps relating to any convertible note issuance of the Borrower permitted under Section 7.3;
(e)dividends on Disqualified Stock constituting Indebtedness so long as such Indebtedness is permitted under Section 7.3; and
(f)so long as no Default or Event of Default has occurred and is continuing, the Borrower may repurchase its Stock from current or former officers, employees or directors of the Borrower and its Subsidiaries (or their permitted transferees or estates) upon their death, disability or termination of employment in an aggregate amount not to exceed $1,000,000 in any fiscal year of the Borrower.
Section 7.13.Financial Covenants.
(a)The Borrower shall not permit the amount of cash and Cash Equivalents on deposit in deposit accounts and securities accounts subject to Control Agreements, subject to Section 6.17, to be less than $35,000,000 at any time.
(b)The Borrower shall not permit the consolidated revenue (determined in accordance with GAAP) of the Borrower and its Subsidiaries for any fiscal year (which amount shall be disclosed in the SEC Document pursuant to which the annual financial statements of the Borrower are filed) to be less than the amount set forth opposite the applicable fiscal year in the table below.

Fiscal Year Ending	Minimum Revenue
December 31, 2021	$90,000,000
December 31, 2022	$100,000,000
December 31, 2023 and thereafter	$110,000,000

Section 7.14.Dispositions. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, dispose of (whether in one or a series of transactions) any assets or property (including the Stock of any Subsidiary of any Loan Party, whether in a public or private offering or otherwise, and accounts and notes receivable, with or without recourse), or, directly or indirectly, issue, sell or otherwise transfer or provide a controlling, management or other interest in, any Stock of any Loan Party or any of its Subsidiaries, except for:
(a)Dispositions of (i) inventory, goods or services or (ii) wornout, obsolete, damaged or surplus equipment, and (iii) abandonment of or other disposition of Intellectual Property that is no longer useful or material to the conduct of the business of the Borrower and its

Subsidiaries as determined by the Borrower in its reasonable business judgment, in each case of clause (i), (ii) and (iii), in the ordinary course of business;
(b)(i) Dispositions of cash and Cash Equivalents in the ordinary course of business and (ii) conversions of cash and Cash Equivalents into cash or other Cash Equivalents;
(c)transactions expressly permitted under Section 7.2(h);
(d)Permitted Investments, to the extent any such Investment constitutes a Disposition;
(e)the sale of (i) the Stock of any Subsidiary of the Borrower to the Borrower or any Loan Party and (ii) the Stock of any Subsidiary of the Borrower that is not a Loan Party to any other Subsidiary of the Borrower that is not a Loan Party;
(f)the transfer of any assets or property (i) by a Loan Party (other than the Borrower) to another Loan Party or, (ii) for no more than fair market value, by a Subsidiary that is not a Loan Party to (A) a Loan Party or (B) any other Subsidiary that is not a Loan Party;
(g)the issuance by any Foreign Subsidiary of Stock to qualified directors where required by or to satisfy any Applicable Law, including any Applicable Law with respect to ownership of Stock in Foreign Subsidiaries;
(h)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements that were entered into in the ordinary course of business;
(i)Permitted Licenses;
(j)transactions expressly permitted by Section 7.1(a);
(k)Dispositions of past due accounts receivable in the ordinary course of business (including any discount and/or forgiveness thereof) or, in the case of accounts receivable in default, in connection with the collection or compromise thereof and in any event, not involving any securitization or factoring thereof, in the ordinary course of business;
(l)(i) any termination of any lease, (ii) any expiration of any option agreement in respect of real or personal property, (iii) any surrender or waiver of contractual rights or the settlement, release or surrender of contractual rights or litigation claims (including in tort) and (iv) any lease or sublease of real property not useful in the conduct of the business of the Borrower or its Subsidiaries, in the case of each of the foregoing clauses (i) through (iv), in the ordinary course of business;
(m)Dispositions by way of any involuntary loss, damage or destruction of property or any involuntary condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, or confiscation or requisition of use of property;
(n)Dispositions of Acquired Non-Core Assets; and

(o)other Dispositions of non-core assets not otherwise permitted hereunder in an aggregate amount not to exceed $750,000 in any twelve-month period.
Section 7.15.Investments. No Loan Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, to make any Investment except for:
(a)Investments in cash and Cash Equivalents;
(b)Investments consisting of (i) extensions of credit or capital contributions by any Loan Party to or in any other Loan Party, (ii) extensions of credit or capital contributions by a Subsidiary of the Borrower that is not a Loan Party to or in another then-existing Subsidiary of the Borrower that is not a Loan Party and (c) extensions of credit or capital contributions by any Loan Party to or in any other Subsidiary that is not a Loan Party pursuant to cost-plus or transfer pricing arrangements in the ordinary course of business;
(c)loans and advances to employees of the Loan Parties and their Subsidiaries to finance travel and relocation expenses and other ordinary business purposes in the ordinary course of business, including the purchase of Stock of Borrower and its Subsidiaries pursuant to employee stock purchase plans or agreements approved by the board of Directors of Borrower (but, for purposes of clarity, not including personal loans to executive officers or directors of the Loan Parties and their Subsidiaries) not to exceed $750,000 in the aggregate in any fiscal year;
(d)Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Business;
(e)Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers;
(f)Investments consisting of non-cash loans made by the Borrower to officers, directors and employees of a Loan Party that are used by such Persons to simultaneously purchase Stock of the Borrower;
(g)Investments existing on the Closing Date and set forth on Schedule 7.15(f);
(h)Investments comprising Guarantees of Indebtedness expressly permitted by Section 7.3;
(i)Investments constituting the establishment or creation of Subsidiaries of the Borrower so long as the Loan Parties and any such Subsidiary comply with the applicable provisions of Section 6.10;
(j)Investments constituting Permitted Acquisitions;
(k)Investments received in connection with a Disposition permitted under Section 7.14(k);
(l)Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers and suppliers that are not Affiliates of the Borrower in the ordinary course of business; provided that this paragraph (l) shall not apply to Investments by Borrower in any Subsidiary;
(m)Investments consisting of lease of goods and inventory and related licenses to customers in the ordinary course of business;
(n)Investments in the ordinary course of business constituting joint ventures and strategic alliances in an outstanding amount (calculated as of the time of making each such Investment) not to exceed $1,000,000 at any time; provided that any licensing arrangement in connection with such joint ventures or strategic alliances shall be subject to Section 7.14; and
(o)Investments not otherwise permitted hereunder not exceeding $7,500,000 in the aggregate at any time.
Section 7.16.Hazardous Materials. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly, cause or suffer to exist any Release of any Hazardous Material at, to or from any Real Estate that would violate or form the basis of Liability under any Environmental Law, other than such violations or liabilities that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
ARTICLE 8.
EVENTS OF DEFAULT

Section 8.1.Events of Default. Any of the following events, conditions or other occurrences shall constitute an “Event of Default”:
(a)The Borrower or any other Loan Party shall have failed (i) to pay when and as required to be paid herein or in any other Facility Document, any amount of principal of any Loan, including upon maturity of the Loans, or (ii) to pay within five (5) Business Days after the same shall become due, interest on any Loan, or any fee or any other amount or Obligation payable hereunder or pursuant to any other Facility Document.
(b)Any Loan Party shall have failed to comply with or observe (i) Section 6.1 (with respect to the Borrower), 6.7, 6.12, 6.14 or Article 7, or (ii) any covenant contained in any Facility Document (other than the covenants described in Section 8.1(a) or 8.1(b)(i) above), and such failure, with respect to this Section 8.1(b)(ii) only, shall not have been cured within thirty (30) days after the earlier to occur of (A) the date upon which any officer of any Loan Party or any of its Subsidiaries becomes aware of such failure and (B) the date upon which written notice thereof is given to any Loan Party or any of its Subsidiaries by any Secured Party.
(c)Any representation or warranty made or deemed made by any Loan Party in any Facility Document shall have been incorrect, false or misleading in any material respect (except to the extent that such representation or warranty is qualified by reference to materiality or Material Adverse Effect, to which extent it shall have been incorrect, false or misleading in any respect) as of the date it was made or deemed made.
(d)(i) Any Loan Party or any of its Subsidiaries shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due, or shall make a general assignment for the benefit of creditors or shall declare in writing a moratorium on the payment of its debts in general; (ii) the commencement by any Loan

Party or any of its Subsidiaries of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any Applicable Law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official of all or substantially all of its assets; (iii) the commencement against any Loan Party or any of its Subsidiaries of a proceeding in any court of competent jurisdiction under any bankruptcy or other Applicable Law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement or adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator or other similar official, and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of sixty (60) days; (iv) the making by any Loan Party or any of its Subsidiaries of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (v) any other event shall have occurred that, under any Applicable Law, would have an effect analogous to any of those events listed above in this subsection.
(e) (i) One or more judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party for the payment of money in an aggregate amount exceeding $2,500,000 that is not covered by insurance payable by an independent third-party, non-affiliated insurance company that has been notified of such judgment, order, decree, arbitration aware or settlement and has not denied coverage therefor, and either, (A) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, decree, arbitration award or settlement or (B) such judgment, order, decree, arbitration award or settlement shall not have been satisfied, vacated or discharged within thirty (30) days after the entry or providing thereof or there shall not be in effect (by reason of a pending appeal) any stay of enforcement thereof within thirty (30) days after the entry or providing thereof, or (ii) one or more non-monetary judgments, orders, decrees, arbitration awards or settlements shall be entered or rendered against any Loan Party or any Subsidiary of a Loan Party that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and, with respect to this clause (ii), there shall be any period of thirty (30) days during which such a stay of enforcement of such judgment, order, decree, arbitration award or settlement, by pending appeal or otherwise, shall not be in effect.
(f)Any Loan Party or any Subsidiary of any Loan Party (i) shall fail to make any payment in respect of any Indebtedness (other than the Obligations) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $2,500,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the documents relating thereto on the date of such failure; or (ii) shall fail to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any such Indebtedness or more than $2,500,000, if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, such Indebtedness to be declared to be due and payable (or otherwise required immediately to be prepaid, redeemed, purchased or defeased) prior to its stated maturity (without regard to any subordination terms with respect thereto) or cash collateral in respect thereof to be demanded; provided that this clause (g)

shall not apply to (w) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, (x) any conversion or exchange of any convertible Indebtedness pursuant to its terms unless such conversion or exchange results from a default thereunder or an event of the type that constitutes an Event of Default, (y) any early payment requirement or unwinding or termination with respect to any Swap Agreement (other than any such payment requirement or termination resulting from a default by any Loan Party or any Subsidiary), or (z) any Indebtedness acquired or assumed in connection with an acquisition that has become due or payable as a result of such acquisition.
(g)(i) Any material provision of any Facility Document shall for any reason cease to be valid and binding on or enforceable against any Loan Party or any Subsidiary of any Loan Party that is a party thereto (other than pursuant to the terms thereof), (ii) any Loan Party or any Subsidiary of any Loan Party shall announce or state in writing that it will not honor, or shall bring an action to limit, any of its obligations or liabilities under any Facility Document, or (iii) any Facility Document shall for any reason (other than pursuant to the terms thereof or as a result of acts or omissions of the Agent or the Secured Parties) cease to create a valid security interest in any material portion of the Collateral (to the extent that such perfection or priority is required hereby) purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first priority security interest.
(h)(i) The occurrence of any ERISA Event that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect or (ii) the imposition of a Lien on any asset of a Loan Party or a Subsidiary of a Loan Party with respect to any Title IV Plan or Multiemployer Plan.
(i)Any Loan Party is convicted in any criminal proceedings by any Governmental Authority.
(j)The occurrence of any Change of Control.
Section 8.2.Remedies. Upon the occurrence and during the continuance of any Event of Default the Required Lenders may direct Agent to:
(a)declare all or any portion of the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Facility Document to be immediately due and payable; without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by each Loan Party;
(b)declare all or any portion of any one or more of the Commitments of each Lender to make Loans to be suspended or terminated, whereupon all or such portion of such Commitments shall forthwith be suspended or terminated; and/or
(c)exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Facility Documents or applicable law;
provided, however, upon the occurrence of any event specified in Section 8.1(d) above, the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of Agent or any Lender.

ARTICLE 9.
MISCELLANEOUS
Section 9.1.Notices. Any notices or other information (including an financial information) required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by email and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service), or when received by email in each case addressed to a party as follows (or such other address or email address provided by such party to such other parties pursuant to the below (or such later address or email address provided in accordance herewith):
If to the Borrower or any other Loan Party:

Intersect ENT, Inc.
1555 Adams Drive
Menlo Park, CA 94025
E-mail: pbroderick@intersectent.com
Attn: Patrick Broderick

With a copy to (which shall not be deemed to constitute notice):
Cooley LLP
101 California Street, 5th Floor
San Francisco, CA 94111
E-mail: gmamarca@cooley.com
Attn: Mischi a Marca

If to Agent:
Deerfield Partners, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
E-mail: dclark@deerfield.com and deerfieldagency@alterdomus.com
Attn: David J. Clark

With a copy to (which shall not be deemed to constitute notice):
Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Email: mark.ramsey@katten.com
    Attn: Mark P. Ramsey, Esq.

    and

    Katten Muchin Rosenman LLP
    525 West Monroe Street
    Chicago, Il 60661

    Email: mark.wood@katten.com
Attn: Mark D. Wood, Esq.
If to any Lender, the information for notices included on Schedule 2.3 or pursuant to any assignment agreement assigning any Obligations to any new Lender.
Section 9.2.Cost and Expense Reimbursement. The Loan Parties agree to pay on or prior to the Closing Date and, within ten (10) Business Days after the timely delivery of an invoice therefor (in any case not more than 180 days after the incurrence thereof), after the Closing Date, (a) all reasonable and documented out-of-pocket costs and expenses of the Secured Parties of negotiation, preparation, execution, delivery, filing and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto, (b) all reasonable and documented out-of-pocket fees, costs and expenses of legal counsel to each Secured Party in connection with the negotiation, preparation, execution and administration of the Facility Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the Borrower or any other Loan Party related thereto, (c) all reasonable and documented out-of-pocket fees, costs, expenses and disbursements of counsel to each Secured Party and of counsel providing any opinions that any Secured Party may request in respect of any Facility Documents, (d) all reasonable and documented out-of-pocket fees, costs and expenses of creating and perfecting Liens in favor of Agent (on behalf of the Secured Parties) pursuant to any Facility Document, including filing and recording fees, expenses and Taxes, search fees, title insurance premiums, and fees, costs, expenses and disbursements of counsel to each Secured Party and of counsel providing any opinions that any Secured Party may request in respect of any Facility Documents or the Liens created pursuant to the Facility Documents, (e) all reasonable and documented out-of-pocket costs and expenses incurred by any Secured Party in connection with the custody or preservation of any of the Collateral, (f) all reasonable and documented out-of-pocket costs and expenses, including fees, costs and expenses of legal counsel to any Secured Party and fees, costs and expenses of accountants, advisors and consultants, incurred by any Secured Party and its counsel relating to efforts to protect, evaluate, assess or dispose of any of the Collateral, (g) all reasonable and documented out-of-pocket costs and expenses, including fees, costs and expenses of legal counsel to each Secured Party and all fees, costs and expenses of accountants, advisors and consultants and costs of settlement, incurred by each Secured Party in enforcing any of the Facility Documents or any Obligations of, or in collecting any payments due from, any Loan Party hereunder or under the other Facility Documents (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Facility Documents) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any proceeding or event of the type set forth in Section 8.1(d), (h) the cost of purchasing insurance that the Loan Parties fail to obtain as required by the Facility Documents, and (i) all reasonable and documented out-of-pocket fees, costs and expenses (including costs and expenses of counsel) incurred by any Secured Party in connection with the enforcement of its rights or remedies under the Facility Documents after the occurrence or during the continuance of an Event of Default. Without limiting any of the foregoing provisions of this Section 9.2, any action taken by any Loan Party under or with respect to any Facility Document, even if required under any Facility Document or at the request of Agent or any other Secured Party, shall be at the sole expense of such Loan Party, and neither Agent nor any other Secured Party shall be required under any Facility Document to reimburse any Loan Party or any Subsidiary of any Loan Party therefor. The obligations and provisions contained in this Section 9.2 shall survive the termination of this Agreement and the repayment of the Obligations and the termination of the Commitments.

Section 9.3.Governing Law; Venue; Jurisdiction; Service of Process; WAIVER OF JURY TRIAL.
(a)This Agreement and the other Facility Documents (unless otherwise expressly stated therein) shall be governed by and construed and enforced in accordance with the laws of the State of New York.
(b)Each Party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement and, unless otherwise expressly stated therein, the other Facility Documents (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York, borough of Manhattan (and, in each case, the applicable state and federal appeals courts sitting in the City of New York or, if not available or applicable, the State of New York). Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or under the other Facility Documents or in connection herewith or with the other Facility Documents or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding; provided that nothing in this Agreement or in any other Facility Document shall limit the right of any Secured Party to commence any suit, action or proceeding in federal, state or other court of any other jurisdiction to the extent such Secured Party determines that such suit, action or proceeding is necessary or appropriate to exercise its rights or remedies under this Agreement or any of the other Facility Documents.
(c)Each Party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such Party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.
(d)THE PARTIES HERETO, TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER FACILITY DOCUMENTS AND ANY TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE. EACH PARTY HERETO (A) CERTIFIES THAT NO OTHER PARTY AND NO AGENT, REPRESENTATIVE OR OTHER PERSON AFFILIATED WITH OR RELATED TO ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THE FACILITY DOCUMENTS, AS APPLICABLE, BY THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.3(d). EACH OF THE PARTIES HERETO REPRESENT AND WARRANT THAT IT HAS HAD THE

OPPORTUNITY TO REVIEW THE JURY WAIVER CONTAINED IN THIS SECTION 9.3(d)WITH LEGAL COUNSEL.
Section 9.4.Successors and Assigns.
(a)This Agreement shall bind and inure to the respective successors and permitted assigns of the Parties; provided that that no Loan Party may assign or otherwise transfer all or any part of its rights or obligations (including the Obligations) under the Facility Documents without the prior written consent of all of the Lenders, and any prohibited assignment by any of the Loan Parties shall be absolutely void ab initio.
(b)Any Lender may assign or transfer its rights or the Obligations owing to it under the Facility Documents without the consent of any Party; provided, however, that (y) unless an Event of Default under Section 8.1(a) or (d) has occurred and is continuing, the consent of the Borrower shall be required if the assignee or transferee is a Disqualified Lender. Upon a Lender’s assignment of any of the Loans held by it (in accordance with this Section 9.4(b)), the Agent shall record the identity of the transferee and other relevant information in the Register, and the transferee shall (to the extent of the interests transferred to such transferee) have all the rights and obligations of, and shall be deemed, a Lender with respect to such Loan hereunder or under the other Facility Documents. For the avoidance of doubt, each assignment or transfer of the rights or Obligations of any Lender shall be subject only to the following conditions: (i) the parties to each assignment or transfer shall execute and deliver to Agent an Assignment and Assumption and, (ii) upon the reasonable request by Agent, the assignee or transferee shall provide all documentation and other information reasonably determined by Agent to be required by applicable regulatory authorities required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
(c)In addition to the other rights provided in this Section 9.4, each Secured Party may grant a security interest in, or otherwise assign as collateral, any of its rights under the Facility Documents, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to any holder of, or trustee for the benefit of the holders of, such Secured Party’s Indebtedness or equity securities.
(d)Each Loan Party acknowledges and agrees that the Securities may be pledged by a holder thereof in connection with a bona fide margin agreement or other loan, financing or Indebtedness secured by the Securities. The pledge of Securities shall not be deemed to be a transfer, sale or assignment of the Securities under the Facility Documents, and no such holder effecting any such pledge of Securities shall be required to provide any Loan Party or any of its Subsidiaries with any notice thereof or otherwise make any delivery to any Loan Party pursuant to any Facility Document. Each Loan Party hereby agrees, and agrees to cause each of its Subsidiaries, to execute and deliver such documentation as a pledgee of the Securities may reasonably request in connection with a pledge of the Securities to such pledgee by a holder of Securities.
Section 9.5.Entire Agreement; Amendments.
(a)The Facility Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.

(b)Subject to the provisions of Section 9.5(c), no amendment, restatement, modification, supplement, change, termination or waiver of any provision of this Agreement or the other Facility Documents (other than any Control Agreement or any similar agreement, each of which may be amended, restated, supplemented, changed, terminated or waived in accordance with the terms thereof), and no consent to any departure by any Loan Party therefrom shall in any event be effective without the written concurrence of the Borrower and the Required Lenders (with a copy to the Agent); provided that no such amendment, restatement, modification, change, termination, waiver or consent shall, without the consent of each Lender with Obligations directly and adversely affected thereby, do any of the following: (i) reduce the principal amount of any Loan; (ii) postpone the Maturity Date or other scheduled final maturity date of any Loan, or postpone the date or reduce the amount of any scheduled payment (but not mandatory prepayment) of principal of any Loan; (iii) postpone the date on which any interest, premium or any fees are payable (other than default interest charged pursuant to Section 2.7(b)); (iv) decrease the interest rate borne by any Loan (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to Section 2.7(b)) or the amount of any charge payable hereunder (including, without limitation, the Change of Control/Acceleration Amount, the Prepayment Amount, the Exit Amount and the Undrawn Charge); (v) amend this Section 9.5 or any provision of this Agreement or any other Facility Documents providing for consent or other action by all Lenders; (vi) amend, modify, change or waive the provisions contained in (A) this Section 9.5 in a manner that would further restrict the rights of any Lender to assign all or any portion of its rights and obligations under this Agreement or (B) Section 9.5(d); provided, further, that no such amendment, restatement, modification, change, termination, waiver or consent shall, without the consent of each Lender, do any of the following: (x) change in any manner any provision of this Agreement that by its terms, expressly requires the approval or consent of all Lenders; (y) release or subordinate any Lien granted in favor of Agent with respect to all or substantially all of the Collateral or release all or substantially all of the value of the Guaranties of the Obligations provided by the Guarantors, in each case, other than in accordance with the terms of the Facility Documents; or (z)(A) change or have the effect of changing the priority or pro rata treatment of any payments (including voluntary and mandatory prepayments), Liens or proceeds of Collateral (including as a result in whole or in part of allowing the issuance or incurrence, pursuant to this Agreement, the other Facility Documents or otherwise, of new loans or other Indebtedness having any priority over any of the Obligations in respect of payments, Liens, Collateral or proceeds of Collateral, in exchange for any Obligations or otherwise), or (B) advance the date fixed for, or increase, any scheduled installment of principal due to any of the Lenders under any Facility Document.
(c)No amendment, restatement, supplement, modification, change, termination, waiver or consent of any provision of any Facility Document shall, unless in writing and signed by Agent, (i) amend, restate, supplemented, modify, change, terminate or waive (or consent to any diversion from) any provision of this Section 9.5(c) or of any other provision of this Agreement or any other Facility Document that, by its terms, expressly requires the approval or concurrence of Agent, (ii) reduce the amount or postpone the due date of or waives any fees, expenses and/or indemnities payable to Agent hereunder or under the other Facility Documents or (iii) or otherwise affect the rights, benefits, liabilities or duties of Agent under this Agreement or any other Facility Document. Notwithstanding anything to the contrary in Section 9.5(b), Agent and the Borrower may amend or modify this Agreement and any other Facility Document to (A) cure any ambiguity, omission, defect or inconsistency herein or therein or (B) grant a new Lien to Agent, for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Loan Parties.

(d)No consideration shall be offered or paid (in any form, whether cash, Stock, other property or otherwise) to any Lender to amend, restate, supplement, modify or change or consent to a waiver of (or a diversion from) any provision of any of the Facility Documents unless the same consideration also is offered to all of the Lenders under the Facility Documents.
Section 9.6.Severability. If any provision of this Agreement or any of the other Facility Documents shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof or thereof shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.
Section 9.7.Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies, facsimile copies and other electronic methods of transmission thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.
Section 9.8.Survival of Representations and Warranties. All representations and warranties made in the Facility Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall survive the execution and delivery of this Agreement and the other Facility Documents and the making of the Loans hereunder or thereunder (and shall continue to be made in accordance with the terms hereof and thereof after) regardless of any investigation made by any such other Party or on its behalf.
Section 9.9.No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Facility Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Agreement and the other Facility Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.
Section 9.10.Indemnity.
(a)The Loan Parties shall, at all times, (1) indemnify and hold harmless (the “Indemnity”) Agent, each Lender, each other Secured Party, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any claims or proceedings (including the reasonable and documented attorneys’ fees incurred in defending against such claims or proceedings) arising out of, or relating to, the Facility Documents, the extension of credit under the Facility Documents or the Loans or the other Obligations, the provision of the Commitments, the use or intended use of the Loans or the other Obligations and the issuance of the Securities (including any transactions or assets financed in whole or in part, directly or indirectly, therewith), any disclosure made pursuant to Section 6.12, or the status of a Lender or other holder of Securities as an investor in any Loan Party (collectively, the “Indemnifiable Matters”), that an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”), and (2) reimburse each Indemnified Party for any legal or other fees and expenses reasonably incurred by such Indemnified Party in connection with investigating, preparing, pursuing, responding to, complying with, or participating in (including as a deponent or witness), or defending against, any Indemnifiable Matter (collectively “Indemnifiable Expenses”), or in connection with the enforcement of this provision with respect to any of the above, as such Indemnifiable Expenses are incurred. The foregoing Indemnity and reimbursement of Indemnifiable Expenses shall not be available to any Indemnified Person to the extent that a court or arbitral tribunal of competent jurisdiction issues a final and non-appealable judgment that the applicable Loss resulted from the gross negligence or willful misconduct of such Indemnified Person. The Indemnity and reimbursement of Indemnifiable Expenses are independent of, and in addition to, any other agreement of any Party under any other Facility Document to indemnify or any amount to the any of the Secured Parties, and any exclusion of any obligation to pay any amount under this Section 9.10(a) shall not affect the requirement to pay such amount under any other section or provision hereof or under any other agreement, instrument or document. For the avoidance of doubt, this Section 9.10 shall not apply to Taxes, other than Indemnified Taxes and any Taxes arising from any non-Tax claim.
(b)An Indemnified Person shall have the right to retain its own legal counsel with the fees, costs and expenses of such legal counsel and of such Indemnified Person to be paid by the Loan Parties. The indemnification required by this Section 9.10 shall be made and paid by such Loan Parties as Losses are incurred within ten (10) Business Days of written demand by such Indemnified Person.
(c)No settlement of (or any other agreement or arrangement related to) any Loss shall be entered into by any Loan Party or any of its Subsidiaries without the prior written consent of the applicable Indemnified Person.
(d)No Loan Party shall, nor shall it permit any of its Subsidiaries to, assert, and each Loan Party on behalf of itself and its Subsidiaries, hereby waives, any claim, loss or amount against any Indemnified Person with respect to any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any of the other Facility Documents or any undertaking or transaction contemplated hereby or thereby. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or any of the other Facility Documents or the transactions contemplated hereby or thereby.
Section 9.11.No Usury. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the highest rate permitted by Applicable Law. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the highest lawful rate permitted by Applicable Law, the outstanding amount of the Loans made hereunder shall bear interest at the highest lawful rate permitted by Applicable Law until the total amount of interest due hereunder equals the amount of interest that would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. Accordingly, if any Lender contracts for, charges, or receives any consideration that constitutes interest in excess of the highest lawful rate permitted by Applicable Law, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Loan Parties.

Section 9.12.Specific Performance. The Loan Parties agree (and agree on behalf of their Subsidiaries) that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of the Facility Documents is not performed in accordance with its specific terms or is otherwise breached. In light of the foregoing, the Loan Parties hereby agree that the Secured Parties shall be entitled to an injunction, specific performance or other equitable relief to prevent breaches of the Facility Documents and to enforce specifically the terms and provisions hereof and thereof without proof of damages or otherwise and without any obligation to post a bond or other security.
Section 9.13.Agent.
(a)Each Lender hereby irrevocably appoints Deerfield Partners, L.P. (together with any successor Agent appointed by Deerfield Partners, L.P. or any successor Agent that was appointed by the Required Lenders), as Agent hereunder and under the other Facility Documents and authorizes Agent to (i) execute and deliver the Facility Documents to which it is a party and accept delivery thereof on its behalf from any Loan Party, (ii) take such other actions on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under the Facility Documents, (iii) act as agent of the Lenders for purposes of acquiring, holding, enforcing and perfecting all Liens granted by the Loan Parties on the Collateral to secure any of the Obligations and (iv) exercise such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Facility Document, Agent shall not have any duty or responsibility except those expressly set forth herein; nor shall Agent have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Facility Document or otherwise exist against Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in other Facility Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. Each Secured Party further consents to and authorizes Agent’s execution and delivery of any additional intercreditor or subordination agreements from time to time as contemplated by the terms hereof on behalf of such Secured Party and agrees to be bound by the terms and provisions thereof, including any purchase option contained therein. The provisions of this Section 9.13 are solely for the benefit of Agent and the Lenders and none of the Borrowers or the other Loan Parties shall have any rights as a third party beneficiary of any of the provisions in this Section 9.13. In performing its functions and duties under this Agreement and the other Facility Documents, Agent shall act solely as agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Borrower or any other Loan Party. Agent may perform any of its duties hereunder, or under the Facility Documents, by or through its agents, subagents, servicers, trustees, investment managers or employees and any such Person shall benefit from this Section 9.13 to the extent provided by Agent. Agent shall have the same rights and powers under the Facility Documents as any other Lender and may exercise or refrain from exercising the same as though it were not Agent, and Agent and its Affiliates may lend money to, invest in and generally engage in any kind of business with each Loan Party, Affiliate of any Loan Party as if it were not Agent hereunder. The duties of Agent shall be mechanical and administrative in nature. Agent shall not have by reason of this Agreement or the other Facility Documents a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any of the other Facility Documents is intended to or shall be construed to impose upon Agent any obligations in respect of this Agreement or any of the other Facility Documents except as expressly set forth herein or therein.
(b)Agent may execute any of its duties under this Agreement or any other Facility Document by or through agents, subagents, employees or attorneys in fact, and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent, subagent or attorney in fact that it selects in the absence of gross negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.
(c) Neither Agent nor any of its directors, officers, employees, attorneys, advisors, representatives or agents shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Facility Document or the Transactions or the transactions contemplated hereby or thereby (except to the extent resulting from its own gross negligence or willful misconduct in connection with its duties expressly set forth herein as determined by a final, non-appealable judgment of a court of competent jurisdiction), or (ii) be responsible in any manner to any Lender or participant for any recital, statement, representation or warranty made by any Loan Party or Affiliate of any Loan Party, or any officer thereof, contained in this Agreement or in any other Facility Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Facility Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Facility Document (or the creation, perfection or priority of any Lien or security interest therein), or for any failure of any Loan Party or any other party to any Facility Document to perform its obligations (including the Obligations) hereunder or thereunder. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Facility Document, or to inspect the properties, books or records of any Loan Party or any Loan Party’s Affiliates.
(d)    Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to any Loan Party), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Facility Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, confirmation from the Lenders of their obligation to indemnify Agent against any and all liabilities and expenses (including any fees and expenses of counsel to Agent) that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Facility Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon each Lender.
(e)    Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Default, unless Agent shall have received written notice from a Lender or any Loan Party referring to this Agreement and the other Facility Documents, describing such Event of Default or Default and stating that such notice is a “notice of default.” Agent shall take such action with respect to such Event of Default or Default as the Required Lenders may direct;

provided that, unless and until Agent has received any such request, Agent shall not take any such action, or refrain from taking any such action, with respect to such Event of Default or Default.
(f)    Each Lender acknowledges that Agent has not made any representation or warranty to it, and that no act by Agent hereafter taken, including any consent and acceptance of any assignment or review of the affairs of the Loan Parties or any of their Subsidiaries, shall be deemed to constitute any representation or warranty by Agent to any Lender as to any matter, including whether Agent has disclosed material information in its possession. Each Lender represents to Agent that it has, independently and without reliance upon Agent and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties, and made its own decision to enter into this Agreement and the other Facility Documents and to extend credit to Borrower hereunder and under the other Facility Documents. Each Lender also represents that it will, independently and without reliance upon Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Facility Documents, and to make such investigations as it deems necessary or appropriate to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower and the other Loan Parties. Except for notices, reports and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of Borrower or any other Loan Party that may come into the possession of Agent.
(g)    Other than with respect to the matters described in clause (i) below, which shall be governed by such clause, whether or not the transactions contemplated hereby are consummated, each Lender shall severally indemnify upon demand Agent and its directors, officers, partners, employees, attorneys, advisors, representatives and agents (to the extent not reimbursed by or on behalf of any Loan Party and without limiting the obligation of the Loan Parties to do so), according to its applicable pro rata share, from and against any and all losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties or other expenses arising out of, or relating to, any of Agent’s duties, responsibilities or actions set forth in or that taken pursuant to the Facility Documents; provided that no Lender shall be liable for any payment to any such Person of any portion of the foregoing to the extent determined by a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the applicable Person’s gross negligence or willful misconduct. No action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 9.13(g). Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Facility Document or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such fees, costs and expenses by or on behalf of the Loan Parties. The undertaking in this Section 9.13(g) shall survive repayment of the Loans and the other Obligations, the termination of the Commitments, any foreclosure under, or any modification, release or discharge of, any or all of the Facility Documents, termination of this Agreement or the other Facility Documents and the resignation or replacement of Agent.
(h)    Agent may resign as Agent upon thirty (30) days’ notice to the Lenders, and the Required Lenders have the right, at their sole election, to remove the Person serving as Agent upon ten (10) days’ notice to Agent (or immediately upon any material breach of Agent of its obligations under the Facility Documents). If Agent resigns under this Agreement or the Required Lenders remove the Person serving as Agent, the Required Lenders shall appoint from among the Lenders a successor Agent for such successor Agent and the Lenders. If no successor Agent is appointed prior to the effective date of the resignation or removal of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent from among the Lenders. Upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring or removed Agent, and the term “Agent” shall mean such successor Agent, and the retiring or removed Agent’s appointment, powers and duties as Agent shall be immediately and automatically terminated at such time. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 9.13 shall inure to its benefit (in its capacity as Agent) as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Facility Documents. If no successor Agent has accepted appointment as Agent by the date that is thirty (30) days following a retiring Agent’s notice of resignation (or at the time of removal of a Person as Agent), the retiring Agent’s resignation or removal shall nevertheless thereupon become effective, and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor Agent as provided for above.
(i)    Each Lender further agrees to indemnify Agent, its Affiliates and each of its and their employees, advisors, attorneys, representatives and agents (to the extent not reimbursed by any Loan Party), severally and ratably, from and against Liabilities (including Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by or asserted against Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents in any matter relating to or arising out of, in connection with or as a result of any Facility Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent, its Affiliates or any of its or their employees, advisors, attorneys, representatives or agents under or with respect to any of the foregoing.
(j)    The Lenders hereby irrevocably authorize Agent, based upon the written instruction of the Required Lenders, to (a) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Section 363 of the Bankruptcy Code or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) credit bid and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by (or with the consent or at the direction of) Agent (whether by judicial action or otherwise) in accordance with Applicable Law. In connection with any such credit bid and purchase, the Obligations owed to the Lenders shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid and purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such purchase). Except as provided above and otherwise expressly provided for herein or in the other Facility Documents, Agent will not execute nor deliver a release of any Lien on any Collateral. Upon request by Agent at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to, and in accordance with, this Section 9.13(j). Each Secured Party whose Obligations are credit bid under this Section 9.13(j) shall be entitled to receive interests in the Collateral or any other asset acquired in connection with such credit bid (or in the Stock of the acquisition vehicle or vehicles that are used to consummate such acquisition) on a ratable basis in accordance with the percentage obtained by dividing (y) the amount of Obligations of such Secured Party that were credit bid in such credit bid by (z) the aggregate amount of all Obligations that were credit bid in such credit bid.
(k)    Each Lender agrees that any action taken by Agent or the Required Lenders in accordance with the provisions of this Agreement or of the other Facility Documents, and the exercise by Agent or Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, the Lenders irrevocably authorize Agent, at its option and in its discretion:
(i)    to release any Lien on any property granted to or held by the Agent under any Collateral Document (A) upon discharge of the Obligations (other than the Obligations contemplated under Section 2.2(e)), (B) that is sold, transferred, disposed or to be sold, transferred, disposed as part of or in connection with any sale, transfer or other disposition (other than any sale to a Loan Party; provided, however that the Agent may make any filings necessary to reflect the transfer of Collateral from one Loan Party to another) permitted hereunder or otherwise becomes an Excluded Asset, (C) subject to Section 9.5, if approved, authorized or ratified in writing by the Required Lenders, or (D) to the extent such property is owned by a Loan Party other than the Borrower upon the release of such Loan Party from its obligations under its Guaranty pursuant to clause (iii) below;
(ii)    to subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (e), (k), (j), (m), or (q) of Section 7.2;
(iii)    to release any Loan Party (other than the Borrower) from its obligations under any Guaranty if such Person ceases to be a Subsidiary of the Borrower as a result of a Disposition permitted hereunder;
(iv)    to enter into non-disturbance and similar agreements in connection with the licensing of Intellectual Property permitted pursuant to the terms of this Agreement in form and substance reasonably satisfactory to Agent, the Borrower and the applicable licensor; and

(v)    to enter into any subordination agreement in respect of Qualifying Subordinated Debt.
Upon request by Agent at any time the Required Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party (other than the Borrower) from its obligations under a Guaranty. In each case as specified in this Section 9.13(k), Agent will (and each Lender irrevocably authorizes Agent to), at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request (i) to evidence the release or subordination of such item of collateral from the Liens under the Collateral Documents, (ii) to enter into non-disturbance or similar agreements in connection with the licensing of Intellectual Property, (iii) to enter into a subordination agreement in respect of Qualifying Subordinated Debt or (iv) to evidence the release of a Loan Party (other than the Borrower) from its obligations under a Guaranty, in each case in accordance with the terms of this Section 9.13(k) and in form and substance reasonably acceptable to the Collateral Agent..
Section 9.14.USA Patriot Act. Each Lender that is subject to the USA Patriot Act and Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent to identify each Loan Party in accordance with the USA Patriot Act.
Section 9.15.Placement Agent. The Borrower and the other Loan Parties shall be solely responsible for the payment of any fees, costs, expenses and commissions of any placement agent, broker or financial adviser relating to or arising out of the transactions contemplated by the Facility Documents, including the offer, sale and issuance of the Securities. The Borrower and the other Loan Parties shall pay, and hold each of the Secured Parties harmless against, any liability, loss or expense (including attorneys’ fees, costs and expenses) arising in connection with any claim for any such payment.
Section 9.16.Independent Nature of Secured Parties. The obligations of each Secured Party under the Facility Documents are several and not joint with the obligations of any other Secured Party, and no Secured Party shall be responsible in any way for the performance of the obligations of any other Secured Party under the Facility Documents. Each Secured Party shall be responsible only for its own representations, warranties, agreements and covenants under the Facility Documents. The decision of each Secured Party to acquire the Securities pursuant to the Facility Documents has been made by such Secured Party independently of any other Secured Party and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Borrower or any of its Subsidiaries that may have been made or given by any other Secured Party or by any agent, attorney, advisor, representative or employee of any other Secured Party, and no Secured Party or any of its agents, attorneys, advisors, representatives or employees shall have any liability to any other Secured Party (or any other Person) relating to or arising from any such information, materials, statements or opinions. Nothing contained in the Facility Documents, and no action taken by any Secured Party pursuant hereto or thereto (including a Secured Party’s acquisition of Obligations, Notes, or any other Securities at the same time as any other Secured Party), shall be deemed to constitute the Secured Parties as, and each of the Loan Parties acknowledges and agrees that the Secured Parties do not thereby constitute, a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Secured Parties are in any way acting in concert or as a group with respect to such Obligations or the transactions contemplated by any of the Facility Documents, and none of the Loan Parties shall assert any contrary position.
Section 9.17.No Fiduciary Relationship. Each of the Loan Parties acknowledges and agrees that (a) each Secured Party is acting at arm’s length from the Loan Parties with respect to this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby; (b) no Secured Party will, by virtue of this Agreement or any of the other Facility Documents or any transaction contemplated hereby or thereby, be (nor, to the Loan Parties’ knowledge, otherwise is) an Affiliate of, or have any agency, tenancy or joint venture relationship with, any Loan Party; (c) no Secured Party has acted, or is or will be acting, as a financial advisor to, or fiduciary (or in any similar capacity) of, or has any fiduciary or similar duty to, any Loan Party with respect to, or in connection with, this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby, and each of the Loan Parties agreed not to assert, and hereby waives, to the fullest extent permitted under Applicable Law, any claim that any Secured Party has any fiduciary duty to such Loan Party; (d) any advice given by a Secured Party or any of its representatives or agents in connection with this Agreement and the other Facility Documents and the transactions contemplated hereby and thereby is merely incidental to such Secured Party’s performance of its obligations hereunder and thereunder (including, in the case of each of the Lenders, its acquisition of the Securities); and (e) the Loan Parties’ decision to enter into the Facility Documents has been based solely on the independent evaluation by the Loan Parties and their representatives.
Section 9.18.No Third Parties Benefited. This Agreement is made and entered into for the sole protection and legal benefit of the Loan Parties and the Secured Parties and their successors and permitted assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Facility Documents. No Secured Party shall have any obligation to any Person not a party to this Agreement or the other Facility Documents.
Section 9.19.Binding Effect. This Agreement shall become effective when it shall have been executed by each of the Loan Parties party hereto, each Lender party hereto and Agent and such executed counterparts have been delivered to Agent and the Lenders pursuant to the terms of this Agreement.
Section 9.20.Marshaling; Payments Set Aside. No Secured Party shall be under any obligation to marshal any property in favor of any Loan Party or any other Person or against or in payment of any Obligation. To the extent that any Secured Party receives a payment from the Borrower, from any other Loan Party, from proceeds of the Collateral, from the exercise of its rights of setoff, from any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor shall be revived and continued in full force and effect as if such payment had not occurred.
Section 9.21.Right of Setoff. Each Secured Party and each of its Affiliates is hereby authorized, without notice or demand (each of which is hereby waived by each Loan Party), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by any Secured Party or any of its Affiliates to or for the credit or the account of the Borrower or any other Loan Party against any Obligation of any Loan Party now or hereafter existing, whether or not any demand was made under any Facility Document with respect to such Obligation and even though such Obligation may be unmatured. No Lender shall exercise any such right of setoff without the prior consent of the Required Lenders. The rights under this Section 9.21 are in addition to any other rights and remedies (including other rights of setoff) that any Secured Party or any of its Affiliates may have.
Section 9.22.Sharing of Payments, Etc. If any Lender, directly or through any of its Affiliates, obtains any payment of any Obligation of any Loan Party (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) (and other than pursuant to Section 9.4) and such payment exceeds the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed in accordance with the provisions of the Facility Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been applied in accordance with this Agreement; provided, however, that (i) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (ii) such Lender shall, to the fullest extent permitted by Applicable Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Loan Party in the amount of such participation.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement, including the jury waiver contained herein, to be duly executed as of the first day written above.

BORROWER:

INTERSECT ENT, INC.,
a Delaware corporation

By:/s/ Thomas A. West
Name: Thomas A. West
Title: President and Chief Executive Officer

AGENT AND LENDER:

DEERFIELD PARTNERS, L.P.
By: Deerfield Mgmt IV, L.P., its General Partner

By: J.E. Flynn Capital, IV, LLC, its General Partner

By: /s/ David Clark
Name: David Clark
Title: Authorized Signatory